Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

GLOBALOPTIONS SERVICES, INC.

as Purchaser,

GLOBALOPTIONS GROUP, INC.

as Parent

and

GLOBALOPTIONS, INC.

as Seller

June 11, 2010

ARTICLE 1.	DEFINITIONS	1
1.1.	Certain Defined Terms	1
1.2.	Other Defined Terms	7
1.3.	Accounting Terms	9
1.4.	Other Definitional Provisions	9
ARTICLE 2.	PURCHASE AND SALE OF ASSETS	9
2.1.	Purchase and Sale of the Purchased Assets	9
2.2.	Non-Transferable Contracts and Permits	11
2.3.	Assumption of Liabilities	12
2.4.	Purchase Price	13
2.5.	Adjustment of Purchase Price	13
2.6.	Transfer Taxes	14
2.7.	Purchase Price Allocation	15
2.8.	Closing	15
2.9.	Escrow	17
ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	17
3.1.	Organization and Corporate Power	17
3.2.	Due Authorization	17
3.3.	No Violation; Consents and Notices	18
3.4.	Broker’s and Finders	18
3.5.	Investigation by Purchaser	18
3.6.	Disclaimer of Other Warranties	18
ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF Parent and SELLER	18
4.1.	Organization, Power and Authority	19
4.2.	Due Authorization	19
4.3.	No Violation; Consents and Notices	19
4.4.	Ownership and Condition of Purchased Assets	20
4.5.	Financial Statements; Other Information	20
4.6.	Absence of Changes	20
4.7.	Absence of Undisclosed Liabilities	21
4.8.	Leased Personal Property	21
4.9.	Real Property	22

4.10.	Contracts	22
4.11.	Intellectual Property	23
4.12.	Sufficiency of Assets	25
4.13.	Insurance	25
4.14.	Litigation	25
4.15.	Tax Matters	25
4.16.	Employees; Employee Benefit Plans.	26
4.17.	Labor Matters	26
4.18.	Compliance with Laws	27
4.19.	Accounts Receivable	27
4.20.	Customers and Vendors	27
4.21.	Permits	27
4.22.	Transactions with Affiliates	28
4.23.	Broker’s and Finders	28
4.24.	Disclosure	28
4.25.	Disclaimer of Other Warranties	28
ARTICLE 5.	COVENANTS	28
5.1.	Efforts	28
5.2.	Conduct of Business Prior to Closing	29
5.3.	Access and Cooperation Prior to Closing	30
5.4.	Notification of Changes	30
5.5.	Consents	30
5.6.	Certain Tax Matters	30
5.7.	Employees and Benefit Plans	31
5.8.	No Solicitation	32
5.9.	Confidential Information	34
5.10.	Public Statements	34
5.11.	Collection; Inquiries	35
5.12.	Non-Competition; Non-Solicitation	35
5.13.	Post-Closing Access to Records	37
ARTICLE 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	37
6.1.	Representations and Warranties	38
6.2.	Covenants	38

6.3.	No Injunction; Etc	38
6.4.	Required Consents	38
6.5.	Minimum Working Capital	38
6.6.	Documents	38
ARTICLE 7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SELLER	38
7.1.	Representations and Warranties	38
7.2.	Covenants	38
7.3.	No Injunction; Etc	38
7.4.	Documents	39
ARTICLE 8.	TERMINATION	39
8.1.	Termination	39
8.2.	Effect of Termination; Termination Fee.	40
ARTICLE 9.	INDEMNIFICATION	40
9.1.	Survival	40
9.2.	Obligation to Indemnify	41
9.3.	Procedures for Indemnification: Third Party Claims	42
9.4.	Procedures for Indemnification: Other Claims	44
ARTICLE 10.	GENERAL PROVISIONS	44
10.1.	Fees and Expenses	44
10.2.	Bulk Sales Laws	44
10.3.	Notices	44
10.4.	Further Assurances	45
10.5.	Assignment; Binding Effect	45
10.6.	No Third Party Beneficiaries	46
10.7.	Headings	46
10.8.	Counterparts	46
10.9.	Integration of Agreement; Amendments and Waivers	46
10.10.	Schedules	46
10.11.	Governing Law	46
10.12.	Partial Invalidity	46
10.13.	Construction	47
10.14.	Guaranty of North Atlantic Value LLP and Balmoral Advisors LLC.	47

Exhibits

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Forms of Intellectual Property Assignments
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of License Agreement
Exhibit E	Form of Rapid License Agreement
Exhibit F	Form of Escrow Agreement
Exhibit G	Pro Forma Financial Statements

Schedules

Schedule A	Excluded Assets
Schedule 2.1(b)	Equipment
Schedule 2.1(c)	Assigned Contracts
Schedule 2.1(d)	Real Property Leases
Schedule 2.1(e)	Personal Property Leases
Schedule 2.1(f)	Intellectual Property
Schedule 2.1(h)	Transferred Permits
Schedule 2.3(b)	Accounts Payable
Schedule 2.7	Purchase Price Allocation
Schedule 3.4	Purchaser’s Brokers and Finders
Schedule 4.3(a)	Violations
Schedule 4.3(b)	Consents
Schedule 4.4	Leases
Schedule 4.5	Financial Records
Schedule 4.6	Certain Changes
Schedule 4.7	Undisclosed Liabilities
Schedule 4.8	Lease Defaults
Schedule 4.9	Leased Real Property
Schedule 4.10	Material Contracts
Schedule 4.11	Intellectual Property
Schedule 4.12	Necessary Assets
Schedule 4.13	Insurance
Schedule 4.14	Litigation
Schedule 4.15(b)	Tax Matters
Schedule 4.17	Labor Matters
Schedule 4.19	Accounts Receivable
Schedule 4.20	Major Customers and Major Vendors
Schedule 4.21	Permits
Schedule 4.22	Transactions with Affiliates
Schedule 4.23	Seller’s Brokers and Finders
Schedule 5.7(a)	Subject Employees
Schedule 5.12(c)	Employees of Remaining Businesses
Schedule 6.4	Required Consents

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is entered into on this 11th day of June, 2010 (the “Execution Date”), by and among GLOBALOPTIONS SERVICES, INC, a Delaware corporation (“Purchaser”), GLOBALOPTIONS GROUP, INC., a Delaware corporation (“Parent”) and GLOBALOPTIONS, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (“Seller” and together with Parent, “Sellers” and Sellers together with Purchaser, each a “Party” and collectively, “Parties”).

RECITALS

WHEREAS, Seller and Parent own certain assets, described in more detail herein and in the Schedules hereto, which collectively constitute the Business (as defined herein); and

WHEREAS, upon the terms and conditions hereinafter set forth, Purchaser desires to acquire the Business from Seller and Parent, and Seller and Parent desire to sell the Business to Purchaser.

NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Seller and Parent agree as follows:

AGREEMENT

ARTICLE 1.
DEFINITIONS

1.1.           Certain Defined Terms.  The following terms used in this Agreement have the following meanings:

“Accounts Payable” means accounts payable and accrued expenses of the Business arising under the Assigned Contracts or exclusively in respect of goods included among the Purchased Assets or services provided exclusively to the Business.

“Accounts Receivable” means accounts receivable (billed and unbilled), notes receivable and other obligations owed to Parent and/or Seller with respect to the Business.

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, or partnership or other ownership interests, by contract or otherwise), provided, that without limiting the foregoing:  (a) any Person that owns directly or indirectly securities or ownership interests having more than ten percent (10%) of the voting power for the election of directors or other members of the governing body of any other Person will be deemed to control such other Person; (b) each director, officer or partner of a Person shall be deemed to be an Affiliate of such Person; and (c) if such Affiliate is an officer, director or partner of a corporation, company or partnership, such corporation, company or partnership shall be deemed to be an Affiliate of such Person.

“Affiliated Group” means any combined, consolidated or unitary tax group within the meaning of Section 1504(a) of the Code or any provision of state, local or foreign laws applicable to Taxes.

“Agreement” means this Asset Purchase Agreement, as it may be amended from time to time.

 “Bulk Sales Laws” means the Laws of any jurisdiction relating to bulk sales that are applicable to the sale of the Purchased Assets by Seller hereunder.

“Business” means Parent’s and Seller’s FSIU Business Unit, as presently conducted.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or permitted to be closed for business.

“Confidentiality Agreement” means those collective Confidentiality Agreements each dated April 10, 2010 by and between each of Balmoral Advisors LLC and GlobalOptions Group, Inc. and Private Equity Partners LLC and GlobalOptions Group, Inc.

“Contract” means any contract, agreement, lease, commitment, understanding, whether oral or written, which is intended by the parties thereto or purports to be legally binding and enforceable.

“Copyrights” means all United States and foreign copyrights, including all copyright registrations and applications therefor.

“Current Assets” means the sum of cash and equivalents, Accounts Receivable, net, prepaid expenses and other current assets that are required to be presented as current assets on a balance sheet prepared in accordance with GAAP and that are included in the Purchased Assets.

“Current Liabilities” means the sum of Accounts Payable, deferred revenues accrued and related benefits and other current liabilities that are required to be presented as current liabilities on a balance sheet prepared in accordance with GAAP and that are included in the Assumed Liabilities.

“Dollars” and “$” mean the lawful money of the United States of America.

“Employee Benefit Plan” means all plans, programs or agreements that Seller or Parent has maintained, sponsored, adopted or obligated itself under with respect to employee benefits, including any pension or retirement plans, medical or dental plans, life or long-term disability insurance, bonus or incentive compensation, stock option or equity participation plans, with respect to the Subject Employees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a controlled group with such Person , or which is under common control with such Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means a nationally recognized bank, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Amount” means an amount equal to $825,000.

“Excluded Assets” means, collectively, all assets of Seller not included within the definition of Purchased Assets, including:

(i)           all of Seller’s office space and lease obligations in Nashville, Tennessee and Brea, California;

(ii)          all Contracts other than the Assigned Contracts;

(iii)         all pending litigation and claims;

(iv)         all Tax Returns of Seller or any of its Affiliates;

(v)          all refunds, rebates or similar payments in respect of Taxes to the extent such Taxes were paid by or on behalf of Seller or any of its Affiliates, or are not, or if not so paid would not be, Assumed Liabilities; and

(vi)         all Employee Benefit Plans

(vii)        all of the assets listed on Schedule A attached hereto.

“FSIU Business Unit” means Parent’s and Seller’s business unit, including Secure Source, which provides investigative surveillance, anti-fraud solutions and business intelligence services to the insurance industry, law firms and multinational organizations.

“Furniture and Fixtures” means all furniture, fixtures and leasehold improvements located at the properties of the Business being assumed by the Purchaser and any and all assignable warranties covering such furniture, fixtures and leasehold improvements owned by Parent or Seller or in which Parent or Seller has an interest.

“GAAP” means generally accepted accounting principles in the United States consistently applied for all relevant periods presented.

“Governmental Authority” means the government of the United States of America, the government of any State therein, the government of any municipality therein, the government of any political subdivision therein and any department, division, commission, board, bureau, agency, judicial or administrative tribunal, or instrumentality of any of the foregoing.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services which, in accordance with GAAP, would be required to be shown as a liability on the face of a balance sheet of such Person on such date (other than trade liabilities and accrued expenses, in each case to the extent incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under capitalized lease obligations, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product, (f) all indebtedness referred to in clauses (a) through (e) above to the extent secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness and (g) any obligation of the type described in clauses (a) through (f) above of another Person for which and to the extent such Person has or may become liable pursuant to a guarantee of payment or performance.

“Investors” shall mean North Atlantic Value LLP and Balmoral Advisors LLC.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any code, law (including, without limitation, common law), ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental Authority, in each case as amended or in effect prior to or on the Closing Date.

“Liabilities” means liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not required to be reflected or reserved against on a balance sheet under GAAP.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or charge of any kind, whether voluntary or involuntary, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

“Losses” means any damages (including punitive, exemplary, special, incidental and consequential damages), dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, Liens, losses, fees and expenses (including costs of investigation and defense, court costs, reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim.

“Material Adverse Effect” means a material adverse effect on (A) the Business, or (B) the ability of Parent or Seller to consummate the transactions contemplated by this Agreement, except in any such case for any such effect resulting from, arising out of or relating to (i) general economic conditions in the U.S. or foreign countries or changes therein, except to the extent such conditions have an impact on the Business that is disproportionate to the Business’ share in any relevant market; (ii) U.S. or foreign financial, banking or securities market conditions or changes therein; (iii) any change in or interpretations of GAAP, any Law, or any interpretation thereof after the date hereof; including accounting pronouncements by the SEC and the Financial Accounting Standards Board; (iv) any occurrence or condition affecting the investigative surveillance, anti-fraud solutions and business intelligence services industries generally (including without limitation any change or proposed change in applicable state Laws regulating the security business), except to the extent such occurrences or conditions have an impact on the Business, that is disproportionate to the Business’ share in any relevant market; (v) any natural disaster; (vi) national or international political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of this Agreement; (vii) the entry into, announcement or pendency of this Agreement or any of the transactions contemplated hereby; (ix) any private or governmental action, suit, proceeding, litigation, claim, arbitration or investigation arising out of or relating to this Agreement or any of the transactions contemplated hereby; and (x) the availability or cost of financing to the Purchaser.

“Net Working Capital” means (a) the total Current Assets of the Business immediately prior to Closing on the Closing Date minus (b) any Current Liabilities; provided, however, that for purposes of such calculation, Current Assets and Current Liabilities shall exclude (i) the impact of the Transactions contemplated by this Agreement, (ii) Excluded Liabilities, (iii) Excluded Assets and (iv) cash and equivalents.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Intellectual Property” means all Intellectual Property that is owned by Parent or Seller.

“Parent Board” means the Board of Directors of the Parent.

“Parent’s Knowledge” means the actual knowledge, after reasonably diligent investigation of the applicable subject matter, of any of Harvey. W. Schiller, Jeffrey O. Nyweide, Howard Yeaton, Mort Taubman, Rob Toro and solely for purposes of Section 4.11, Mike Brantley;  provided¸ however, reasonably diligent investigation of the applicable subject matter need not include meeting or conferring with officers of the FSIU Business Unit other than Frank Pinder.

“Patents” means all United States and foreign patents and patent applications, including all provisional, utility, continuation, continuation-in-part or divisional applications and all reissues thereof and all reexamination certificates issuing therefrom.

“Permits” means permits, certificates, licenses, orders, franchises, authorizations and approvals issued or granted by Governmental Authorities.

“Permitted Liens” means (i) liens for taxes not yet due and payable (other than taxes arising out of the transactions contemplated by the Agreement); (ii) such minor imperfections of title that do not materially and adversely detract from the value of, and do not materially and adversely interfere with the present use of, any of the Purchased Assets; and (iii) other statutory liens (other than mechanic’s liens) which are not yet due and payable and which are adjusted for at Closing.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, business trusts and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Proceeding” means any action, arbitration, audit, hearing, investigation, claim, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Registered Intellectual Property” means all Owned Intellectual Property that is registered with the applicable Governmental Authority in the United States and/or abroad.

“SEC” means the Securities and Exchange Commission.

“Superior Proposal” means any bona fide written Takeover Proposal that (A) relates to more than 50% of the outstanding common stock, all or substantially all of the Purchased Assets or all or substantially all of the assets of Parent and Seller taken as a whole, (B) is on terms that the Board of Directors of Parent determines in its good faith judgment (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of such Takeover Proposal) are more favorable to Parent’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (including any modifications to this Agreement agreed to in writing by Purchaser in response thereto) and (C) which the Board of Directors of Parent determines is reasonably capable of being consummated in a timely manner.

“Takeover Proposal” means any written proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Business or 20% or more of the equity securities of Parent or Seller, whether by tender offer or exchange offer, merger, consolidation, business combination, recapitalization, asset purchase, or similar transaction involving Parent or Seller, other than the transactions contemplated by this Agreement, or any other transaction that is intended or could prevent the completion of the transactions contemplated hereby.

“Target Net Working Capital” means $1,985,080.

“Tax” means any federal, state, county, local, franchise or foreign income, payroll, employment, excise, environmental, customs, franchise, windfall profits, withholding, social security (or similar), unemployment, real property, personal property (tangible or intangible), sales, use, transfer, registration, value added, gross receipts, net proceeds, turnover, license, ad valorem, capital stock, disability, stamp, leasing, lease, excess profits, occupational and interest equalization, fuel, severance, alternative or add-on minimum or estimated tax, charge, fee, levy, duty or other assessment, and other obligations of the same or of a similar nature to any of the foregoing due or claimed to be due by or to any Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement required to be supplied to any Tax authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, that includes any information relating to the business or assets of Parent or Seller.

“Trade Secrets” means all know-how, trade secrets and confidential or proprietary information, including concepts, methods, processes, designs, customer lists, technical information, inventions and discoveries.

“Trademarks” means all United States and foreign trade names, trade dress, registered and unregistered trademarks, service marks, logos and other source-identifying designations, including all applications therefor and all of the goodwill of the FSIU Business in conjunction with the same.

“Transaction Documents” means this Agreement, the Bill of Sale, the Intellectual Property Assignments, the License Agreement, the Rapid License Agreement, the Transition Services Agreement, the Escrow Agreement and any other agreements, documents, assignments or instruments to be executed and delivered pursuant to this Agreement.

“Transactions” means the transactions contemplated by the terms of this Agreement, including the purchase and sale of the Purchased Assets and assignment and assumption of the Assumed Liabilities hereunder.

1.2.           Other Defined Terms.  The following terms are defined in the sections indicated.

Accounting Arbiter	2.5(b)
Acquisition Agreement	5.8(a)
Assigned Contracts	2.1(c)
Assumed Liabilities	2.3
Available Employees	5.7(a)
Bill of Sale	2.1
Bode	5.12(c)(i)
Century II	2.3
Closing	2.8(a)
Closing Balance Sheet	2.5(b)
Closing Date	2.8(a)
Closing Schedule	2.5(b)
Closing Working Capital	2.5(a)
Consumer Privacy Information	4.11(h)

COBRA	5.7(c)
Code	5.7(c)
Confidential Information	5.9
Determination Materials	2.5(b)
Drop-Dead Date	8.1(b)
Employee Leasing Agreement	2.3
Equipment	2.1(b)
Escrow Account	2.9
Escrow Agreement	2.9
Execution Date	preamble
Excluded Liabilities	2.3(c)
Final Working Capital	2.5(b)
Financial Statements	4.5
Goodwill	2.1(l)
Indemnification Cap	9.2(a)
Indemnification Threshold	9.2(a)
Intangibles	2.1(k)
Intellectual Property	2.1(f)
Intellectual Property Assignments	2.1
Inventory	2.1(a)
Leased Employees	4.16(a)
Leased Real Property	2.1(d)
License Agreement	2.8(b)(iii)
Major Customer	4.20
Major Vendor	4.20
Material Contracts	4.10
Objection	2.5(b)
Parent	preamble
Party	preamble
Personal Property Leases	2.1(e)
Pre-Paid Expenses	2.1(m)
Purchase Price	2.4
Purchased Assets	2.1
Purchaser	preamble
Purchaser Indemnitee	9.2(a)
Purchaser’s Working Capital Calculation	2.5(b)
Rapid License Agreement	2.8(b)(iv)
Real Property Leases	2.1(d)
Records	2.1(g)
Required Consents	6.4
Remaining Businesses	5.12(c)(i)
Restricted Persons	5.12(a)
SafirRosetti	5.12(c)(i)
Seller	preamble
Seller Indemnitee	9.2(b)
Seller’s Estimated Working Capital	2.5(a)

Seller’s Working Capital Calculation	2.5(b)
Subject Employees	4.16(a)
Terminating Purchaser Breach	8.1(c)
Terminating Seller Breach	8.1(b)(ii)
Termination Fee	8.2(b)
Transfer Taxes	2.6
Transferred Employees	5.7(a)
Transferred Permits	2.1(h)
Transition Services Agreement	2.8(b)(ii)
Witt	5.12(c)(i)

1.3.           Accounting Terms.  For purposes of this Agreement, all accounting terms not otherwise defined herein have the meanings assigned to them in conformity with GAAP.

1.4.           Other Definitional Provisions.

(a)           Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and vice versa.  The term “including” is not limiting, and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “Sections,” “Exhibits” and “Schedules” are to Sections, Exhibits and Schedules, respectively, of this Agreement, unless otherwise specifically provided.  Terms defined herein may be used in the singular or the plural.  Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(b)           Accounting principles and practices are “consistently applied” when the accounting principles and practices observed in a current period are comparable in all material respects to the accounting principles and practices applied in the preceding period.

(c)           Any representations or warranties concerning the enforceability of agreements shall in all cases be limited by the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors, and the effects of general principles of equity, whether applied by a court of law or equity.

ARTICLE 2.
PURCHASE AND SALE OF ASSETS

2.1.           Purchase and Sale of the Purchased Assets.  Upon the terms and subject to the conditions contained herein, Purchaser agrees to purchase from Parent and Seller at the Closing, and Parent and Seller agree to sell, grant, convey, assign, transfer and deliver to Purchaser at the Closing, all of Parent’s and Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens.  “Purchased Assets” means Parent’s and Seller’s entire right, title and interest in and to all of the following assets, properties and rights, wherever located:

(a)           Inventory, Raw Materials and Supplies.  To the extent owned by Parent, Seller or their Affiliates on the Closing Date, all inventory, raw materials, components and supplies used in the Business (the “Inventory”);

(b)          Equipment.  All machinery, equipment, Furniture and Fixtures, office equipment, computer equipment and peripherals, telephone equipment, parts, fixed assets and all other personal property listed on Schedule 2.1(b), together with all assignable warranties by the manufacturers or sellers of those items, and all maintenance records, brochures, catalogues and other documents relating to those items or to the installation or functioning of those items (the “Equipment”);

(c)           Contracts.  All of Seller’s or Parent’s right, title and interest in and to all Contracts identified on Schedule 2.1(c) and all such Contracts relating to the Business entered into by Parent or Seller with customers in the Ordinary Course of Business and accepted in writing by Purchaser prior to the Closing Date, and, in each case, any security or similar deposits relating to such Contracts (the “Assigned Contracts”);

(d)          Real Property Leases.  All leases for leased real property listed on Schedule 2.1(d) (“Leased Real Property”), and any security or similar deposits relating to those leases (the “Real Property Leases”);

(e)           Personal Property Leases.  All leases for all leased personal property listed on Schedule 2.1(e), and any security or similar deposits relating to those leases (the “Personal Property Leases”);

(f)           Intellectual Property.  All of Seller’s or its applicable Affiliates’ right, title and interest in and to all intellectual property throughout the world that is owned, possessed or licensed (as licensor or licensee) by Parent or Seller and that is used or held for use in connection with the other Purchased Assets or the conduct of the Business, including all of the Trademarks, Patents, Copyrights and Trade Secrets identified on Schedule 2.1(f) (the “Intellectual Property”);

(g)          Records.  To the extent related to the Business, the other Purchased Assets or the Assumed Liabilities, all technical information, maintenance records, confidential information, price lists, marketing and operating plans and strategies, sales records, service development techniques or plans, customer lists and files (including customer credit and collection information), details of client or consultant contracts, operational methods, tax, historical and financial records and files, and other proprietary information (the “Records”);

(h)          Permits.  To the extent transferable and subject to the provisions contained in the Transition Services Agreement related to the usage by SafirRosetti, all Permits relating to or maintained as part of the operations of the Business or the other Purchased Assets, including those listed on Schedule 2.1(h) (the “Transferred Permits”);

(i)           Accounts Receivable.  All Accounts Receivable of the Business that are owing as of the close of business on the Closing Date;

(j)           Intentionally Omitted.

(k)           Intangible Property Rights.  All choses in action, claims and intangible property rights or rights to recovery or offset of any kind or character arising from or concerning the Business, the other Purchased Assets or the Assumed Liabilities, including confidentiality obligations and similar obligations (“Intangibles”);

(l)            Goodwill.  All goodwill of the Business as a going concern, and all information and documents related thereto, including the exclusive right to represent itself as carrying on the Business in succession to Seller (“Goodwill”); and

(m)          Pre-Paid Expenses.  All pre-paid expenses, including all utility deposits, rental deposits, equipment deposits and prepaid taxes relating to the Business (“Pre-Paid Expenses”).

Notwithstanding the foregoing, for purposes of clarity, the Purchased Assets do not include any of the Excluded Assets.  The Purchased Assets shall be transferred to Purchaser pursuant to a Bill of Sale and Assignment and Assumption Agreement substantially in the form of Exhibit A hereto (the “Bill of Sale”) and, in the case of registered Intellectual Property, an assignment substantially in the form of the applicable form of assignment attached as Exhibit B hereto (the “Intellectual Property Assignments”).

2.2.           Non-Transferable Contracts and Permits.

(a)           Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Contract or Permit or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or violation thereof or is otherwise prohibited and such consent has not been obtained.  If such a consent is required and has not been obtained or if an attempted assignment or transfer is ineffective, Parent and Seller shall use their commercially reasonable efforts to cooperate with Purchaser in any reasonable arrangement requested by Purchaser to provide for Purchaser the benefits under any such Assigned Contract or Transferred Permit, with the expense of any such arrangement to be borne by Parent and Seller.

(b)           Without limiting the general provisions of Section 1.2(b) above:

(i)           In connection with any Contracts that are not assigned as of the Closing Date, Parent and Seller shall retain the services of Purchaser, as a sub-contractor, to perform the obligations and services under such Contracts until such time as such Contracts are assigned to Purchaser or such time as such Contracts terminate under the terms provided therein.  All fees earned on such Contracts following the Closing Date shall be deemed Accounts Receivable included in the Purchased Assets, and upon receipt of good funds in respect of such Contracts, Parent or Seller shall remit such funds to Purchaser in a manner consistent with Section 5.11.  Purchaser agrees that it shall perform all obligations and services under such Contracts in the ordinary course and in a manner consistent with past practice.  Purchaser further agrees that in any dispute in regards to the services provided by Purchaser under such unassigned Contracts, that Parent and Seller shall be indemnified, pursuant to the provisions contained in Article 9, for any and all Losses as a result of Purchaser’s performance of such services.

(ii)           Without limiting Parent’s and Seller’s obligations under Section 5.1, immediately following the execution and delivery of this Agreement, Parent and Seller shall deliver to each landlord with respect to each Real Property Lease, a form of consent to assignment and assumption by and between Parent or Seller (as assignor) and Purchaser (as assignee), together with a written request for each landlord’s execution and delivery thereof (each, a “Landlord Consent”).  Parent and Seller shall thereafter use all reasonable best efforts to obtain each Landlord Consent, duly executed by each landlord, and deliver the same to Purchase as soon as possible.  If any Landlord Consent to, or any assignment (or, alternatively, any sublease) of, any Real Property Lease is made contingent upon Parent or Seller remaining liable for all obligations of the tenant thereunder, Parent and Seller shall agree, for a period not to extend beyond December 31, 2011, to (A) remain liable to the applicable landlord for the obligations of tenant with respect to the applicable Real Property Lease and (B) indemnify and hold Purchaser and those claiming by, through and under Purchaser, harmless from and against any claim, injury, loss, damage, liability, cost and expense, including reasonable attorneys’ fees, arising out of any of Parent’s and/or Seller’s acts (or failures to act) with respect to the applicable Real Property Lease prior to the Closing Date; provided, however, that Purchaser shall agree to (X) accept and adopt all of the terms and provisions of the applicable Real Property Lease, (Y) assume and agree to pay or perform all of the duties and obligations of tenant with respect to the applicable Real Property Lease from and after the Closing Date, and (Z) indemnify and hold Parent and Seller and those claiming by, through and under Parent or Seller, harmless from and against any claim, injury, loss, damage, liability, cost and expense, including reasonable attorneys’ fees, arising out of any of Purchaser’s acts (or failures to act) with respect to the applicable Real Property Lease from and after to the Closing Date.

2.3.           Assumption of Liabilities.  Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser agrees to irrevocably assume and become exclusively responsible for all of the following Liabilities of Seller related to the Business pursuant to the Bill of Sale (collectively, the “Assumed Liabilities”):

(a)           all Liabilities arising under the Assigned Contracts, the Real Property Leases and the Personal Property Leases, to the extent arising following the close of Business on the Closing Date and which do not constitute a Liability relating to a breach under such Assigned Contracts, Real Property Leases or Personal Property Leases prior to Closing;

(b)           without duplication, to the extent owing as of the close of business on the Closing Date, the Accounts Payable listed on Schedule 2.3(b) and any other Accounts Payable arising after the date hereof in the Ordinary Course of Business; and

(c)           all other Liabilities arising out of or relating to the operation of the Business or the ownership of the Purchased Assets by Purchaser on and after the Closing Date that do not pertain to the period prior to the Closing Date.

All Liabilities of Seller or the Business or relating to the Purchased Assets, including, but not limited to (1) any liabilities or obligations associated with the Employee Benefits Plans and any other employee plans, programs or arrangements maintained or contributed to by Parent or Seller, or as to which Parent or Seller has or could reasonably be expected to have any outstanding liability to or in respect of or obligation under, including but not limited to liabilities arising out of the establishment of, maintenance of, operation of, withdrawal from or termination of any such Employee Benefit Plans by Parent, Seller or any person with which Parent or Seller is required to be treated as a single employer under Section 4001(b) of ERISA, and (2)  that certain Restated Employee Leasing Agreement made as of the 1st day of January, 2008 by and between (A) Century II Staffing, Inc., a Tennessee corporation (“Century II”), and (B) Seller and The Bode Technology Group, Inc. (a division of Parent), collectively (the "Employee Leasing Agreement"), other than the Assumed Liabilities (the “Excluded Liabilities”) are expressly not assumed by Purchaser pursuant to this Agreement.

2.4.           Purchase Price.  The purchase price for the Purchased Assets shall be (i) Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000), plus (ii) an amount equal to any and all security or similar deposits relating to Leased Real Property and the Personal Property Leases, subject to adjustment as provided in Section 2.5 below (the “Purchase Price”).  At Closing, Purchaser shall pay to Seller an amount equal to the Purchase Price, adjusted as provided in Section 2.5(a), minus the Escrow Amount, by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser at least two (2) Business Days prior to Closing.  The Purchase Price shall be subject to further adjustment following the Closing Date, as set forth in Section 2.5.

2.5.           Adjustment of Purchase Price.

(a)           No later than two (2) Business Days prior to the Closing Date, Seller, at its sole cost, shall prepare a good faith estimate (“Seller’s Estimated Working Capital”) of the Net Working Capital as of the close of business on the Closing Date (the “Closing Working Capital”) and deliver a written schedule, setting forth such calculation of Seller’s Estimated Working Capital in reasonable detail.  At Closing, the Purchase Price shall be (i) increased, dollar for dollar, by the amount by which Seller’s Estimated Working Capital exceeds the Target Net Working Capital, or (ii) decreased, dollar for dollar, by the amount by which the Seller’s Estimated Working Capital is less than the Target Net Working Capital.  Each determination of Working Capital pursuant to this Section 2.5 shall be made in accordance with GAAP consistent with past practice.

(b)           Within forty five (45) days after the Closing Date, Purchaser, at its sole cost, shall (i) prepare, a balance sheet of the Business (the “Closing Balance Sheet”) as of the close of business on the Closing Date and (ii) prepare and furnish to Seller, along with the Closing Balance Sheet, a schedule (the “Closing Schedule”) setting forth in reasonable detail Purchaser’s calculation of the Closing Working Capital (“Purchaser’s Working Capital Calculation”) and showing the difference, if any, between the Target Net Working Capital and Purchaser’s Working Capital Calculation.   Seller shall have thirty (30) days from the date of receipt of the Closing Balance Sheet and the Closing Schedule to agree or disagree as to Purchaser’s Working Capital Calculation.  If Seller agrees with Purchaser’s Working Capital Calculation, the amount of Working Capital shown thereon shall be final and conclusive.  If Seller does not agree with Purchaser’s Working Capital Calculation, Seller shall, within such thirty (30) day period, deliver a written objection (the “Objection”) to Purchaser which shall specify in reasonable detail the basis for the objection and set forth an alternative computation of the Closing Working Capital (the “Seller’s Working Capital Calculation”).  If Seller does not deliver an Objection within such thirty (30) day period, then Purchaser’s Working Capital Calculation shall be final and conclusive.  Upon Purchaser’s receipt of an Objection, Purchaser and Seller shall negotiate in good faith to resolve the Objection.  If Purchaser and Seller resolve the Objection, the amount they agree upon shall be final and binding, but if the Objection cannot be resolved by such negotiation within thirty (30) days after Purchaser’s receipt of the Objection, Purchaser shall cause the Closing Balance Sheet and the Closing Schedule, the Objection, and all work papers related thereto (collectively, the “Determination Materials”), to be submitted to a nationally recognized accounting firm reasonably acceptable to Seller and Purchaser (the “Accounting Arbiter”), which shall review the Determination Materials and shall determine the amount of Closing Working Capital, which may not be outside the range of Purchaser’s Working Capital Calculation and Seller’s Working Capital Calculation.  The Accounting Arbiter shall notify the parties of its determination within thirty (30) days following the receipt of the Determination Materials, which determination shall be final and conclusive and binding on Purchaser and Seller.  The fees and expenses of the Accounting Arbiter shall be borne by Purchaser and Seller in proportion to the degree to which their determinations of the Closing Working Capital are determined by the Accounting Arbiter to be incorrect.  The calculation of Closing Working Capital finally determined in accordance with this Section 2.5(b) is referred to herein as the “Final Working Capital.”

(c)           If the Final Working Capital is greater than the Estimated Working Capital, Purchaser shall pay the amount of such difference (together with interest thereon as provided below) to Seller in cash by wire transfer of immediately available funds.  If the Final Working Capital is less than the Estimated Working Capital, Seller shall pay the amount of such difference (together with interest thereon as provided below) to Purchaser by wire transfer of immediately available funds.  The parties shall make any deliveries or payment required by this Section 2.5(c) within five (5) days after the earlier to occur of the date (i) the parties agree in writing as to the Final Working Capital in accordance with Section 2.5(b) hereof or (ii) the Accounting Arbitrator notifies the parties in writing of its determination of the Final Working Capital according to the provisions of Section 2.5(b) hereof.  The payment, whether to or from Purchaser, shall bear interest from the Closing Date until the date of payment at an annual interest rate (calculated on the basis of a 365-day year) equal to the prime rate published by The Wall Street Journal on the Closing Date.

2.6.           Transfer Taxes.  Any transfer taxes, use or sales taxes, stamp duties, filing fees, registration fees, recordation expenses or other similar taxes, fees, charges or expenses incurred in connection with the transfer of the Purchased Assets to Purchaser or in connection with any of the other transactions contemplated by this Agreement, including, without limitation, any interest or penalties in respect thereof (the “Transfer Taxes”), shall be borne equally by Purchaser, on the one hand, and by Parent and Seller, on the other.  Parent, Seller and Purchaser shall cooperate with each other to use their commercially reasonable efforts to minimize the Transfer Taxes attributable to the transfer of the Purchased Assets.  Parent and Seller agree that in the event that Purchaser is required to pay any Transfer Taxes that are the responsibility of Parent or Seller hereunder, Purchaser shall have the right to seek indemnification from Parent or Seller for such amounts, and such indemnification amount shall not be subject to or recorded against the Indemnification Cap or limited by the Indemnification Threshold.

2.7.           Purchase Price Allocation.

(a)           Parent, Seller and Purchaser agree to allocate the Purchase Price (as adjusted pursuant to the other provisions of this Article 2) to the various assets comprising the Purchased Assets and the covenants contained in Section 5.12 for all purposes (including tax and financial accounting purposes) in accordance with the preliminary allocation schedule attached hereto as Schedule 2.7, which schedule shall be revised and adjusted, if necessary, in a manner to be determined in writing by Seller and Purchaser as soon as practicable following the determination of the Final Working Capital to reflect changes in the Purchase Price required by such Final Working Capital.  Parent, Seller and Purchaser acknowledge that the final allocation shall be binding upon the parties for all applicable federal, state, local and foreign tax purposes.

(b)           Parent, Seller and Purchaser covenant (i) to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation; (ii) not to voluntarily take any position inconsistent therewith in any administrative or judicial proceeding relating to such returns; and (iii) to use commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.  Parent, Seller and Purchaser shall exchange mutually acceptable and completed IRS Forms 8594, which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation.

(c)           Should circumstances require that a supplemental IRS Form 8594 be filed as contemplated by Treasury Regulations § 1.1060-1(e)(1)(ii)(B), Seller and Purchaser shall prepare and exchange mutually acceptable supplemental IRS Forms 8594 and any adjustment to the Purchase Price shall be allocated as provided by Treasury Regulations § 1.1060-1(c).  Seller and Purchaser shall each file such supplemental IRS Forms 8594 in the manner described in Treasury Regulations § 1.1060-1(e)(1)(ii)(B).

2.8.           Closing.

(a)           Time and Place of Closing.  The closing of the Transactions provided for in this Agreement (the “Closing”) will take place, subject to the conditions in Articles VI and VII, at the offices of Mayer Brown LLP, 1675 Broadway, New York, New York, at 10:00 a.m. on the third business day after the conditions set forth in Articles VI and VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or at such other place, time and date as may be agreed by the Seller and the Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b)           Parent’s and Seller’s Closing Deliverables.  At the Closing, Parent and Seller shall deliver or cause to be delivered to Purchaser, the following:

(i)           a counterpart to the Bill of Sale, duly executed on behalf of Parent and Seller;

(ii)          a counterpart to a Transition Services Agreement substantially in the form of Exhibit C hereto (the “Transition Services Agreement”), duly executed on behalf of Parent and Seller;

(iii)         a counterpart to a License Agreement substantially in the form of Exhibit D hereto (the “License Agreement”), duly executed on behalf of Parent and Seller;

(iv)        a counterpart to a Rapid License Agreement substantially in the form of Exhibit E hereto (the “License Agreement”), duly executed on behalf of Parent and Seller;

(v)         a counterpart to an Escrow Agreement, duly executed on behalf of Parent and Seller;

(vi)         assignments, in forms of the applicable IP Assignments, in respect of all registered patents, trademarks, service marks and copyrights and applications for any of the foregoing included in the Intellectual Property;

(vii)       a certificate from the Secretary of State of the State of Delaware, dated a recent date prior to Closing, certifying as to each of Parent’s and Seller’s good standing;

(viii)      a certificate from the Secretary of each of Parent and Seller, certifying as to (i) the resolutions adopted or other written records of the actions taken by the Board of Directors of each of Parent and Seller approving with the transactions contemplated by this Agreement and (ii) to the incumbency of each individual signing this Agreement or any of the other Transaction Documents on behalf of each of Parent and Seller;

(ix)         evidence, in form reasonably satisfactory to Purchaser, that all Required Consents have been obtained;

(x)          a certificate dated the Closing Date, of an executive officer of each of Parent and Seller certifying as to the satisfaction of the conditions set forth in Sections 6.1 and 6.2;

(xi)         a certificate, signed by an executive authorized officer of each of Parent and Seller, certifying as to each of Parent’s and Seller’s non-foreign status, respectively complying with the provisions of U.S. Treasury Regulations section 1.1445-2(b);

(xii)        a properly completed and executed IRS Form W-9; and

(xiii)       releases, in form reasonably satisfactory to Purchaser, terminating, releasing and discharging any and all Liens on the Purchased Assets in favor of Silicon Valley Bank.

(c)           Purchaser’s Closing Deliverables.  At the Closing, Purchaser shall deliver or cause to be delivered to Parent and Seller, the following:

(i)           the Purchase Price payable to Seller on the Closing Date, in accordance with Section 2.4;

(ii)          a counterpart to the Bill of Sale, duly executed on behalf of Purchaser;

(iii)         a counterpart to the Transition Services Agreement, duly executed on behalf of Purchaser;

(iv)         a counterpart to the License Agreement, duly executed on behalf of Purchaser;

(v)          a counterpart to the Rapid License Agreement, duly executed on behalf of Purchaser;

(vi)         a counterpart to the Escrow Agreement, duly executed on behalf of Purchaser;

(vii)        a certificate from the Secretary of Purchaser, certifying as to (i) the resolutions adopted or other written records of the actions taken by the Board of Directors of Purchaser approving with the transactions contemplated by this Agreement and (ii) to the incumbency of each individual signing this Agreement or any of the other Transaction Documents on behalf of Purchaser;

(viii)       a certificate from the Secretary of State of the State of Delaware, dated a recent date prior to Closing, certifying as to Purchaser’s good standing; and

(ix)         a certificate, dated the Closing Date, of an executive officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2.

2.9.           Escrow.  At Closing, Purchaser shall deposit the Escrow Amount in an interest-bearing account with the Escrow Agent (the “Escrow Account”) for the sole purpose of securing any payment obligations of Seller that may arise pursuant to Article 9.  The Escrow Amount shall be held in escrow by the Escrow Agent pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit F to be entered into on the Closing Date among Parent, Seller, Purchaser and the Escrow Agent (the “Escrow Agreement”).

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Parent and Seller as follows:

3.1.           Organization and Corporate Power.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has full power, capacity and authority necessary to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

3.2.           Due Authorization.  The execution and delivery by Purchaser of this Agreement and the other Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Purchaser, the performance by Purchaser of its obligations hereunder or thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby.  This Agreement has been, and, when executed and delivered in accordance herewith the other Transaction Documents to which Purchaser is a party shall have been, duly executed and delivered by Purchaser and constitute or shall constitute, as applicable, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

3.3.           No Violation; Consents and Notices.

(a)           The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party do not and will not (i) violate any Law or any decree or judgment of any court or other Governmental Authority applicable to Purchaser; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of any material Contract to which Purchaser is a party or by which it is bound; or (iii) violate or conflict with any provision of the Certificate of Incorporation or By-laws of Purchaser.

(b)           No material consents or approvals of, or notices, filings or registrations by Purchaser to or with, any Governmental Authority or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or Purchaser’s assumption of the Assumed Liabilities.

3.4.           Broker’s and Finders.  Except as set forth on Schedule 3.4, neither Purchaser nor any of its Affiliates has employed any investment banker, broker or finder, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

3.5.           Investigation by Purchaser.  Purchaser acknowledges and agrees that, other than as set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, none of Parent, Seller nor any of their respective directors, officers, employees, stockholders, affiliates, agents or other representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or its agents or other representatives prior to the execution of this Agreement.

3.6.           Disclaimer of Other Warranties.  Except for the representations and warranties set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, neither Purchaser nor any Person acting on behalf of Purchaser makes any representation or warranty relating to Purchaser.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

The representations and warranties of Parent and Seller set forth in this Article IV are qualified by the Disclosure Schedules of Parent and Seller, which set forth certain disclosures concerning Parent and Seller (provided that any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representation or warranty, but only to the extent that it is reasonably apparent that such disclosures, on their face, are responsive to such other representation or warranty).  Parent and Seller, jointly and severally, represent and warrant to Purchaser that:

4.1.           Organization, Power and Authority.  As of the date hereof and as of the Closing Date, each of Parent and Seller is duly organized, validly existing and in good standing under the laws of Delaware.  Each Parent and Seller has full power, capacity and authority necessary under all applicable Laws to enter into and perform its respective obligations under this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to own, operate or lease the properties that it purports to own, operate or lease and to carry on its respective business as it is now being conducted.

4.2.           Due Authorization.  The execution and delivery by Parent and Seller of this Agreement and the other Transaction Documents and the consummation by Parent and Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of both Parent and Seller and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Parent and Seller, the performance by Parent and Seller of their respective obligations hereunder or thereunder and the consummation by Parent and Seller of the transactions contemplated hereby and thereby.  This Agreement has been, and, when executed and delivered in accordance herewith the other Transaction Documents to which Parent or Seller is a party shall have been, duly executed and delivered by Parent or Seller, as applicable, and constitutes or shall constitute, as applicable, legal, valid and binding obligations of Parent or Seller, enforceable against Parent or Seller in accordance with their respective terms.

4.3.           No Violation; Consents and Notices.

(a)           Except as disclosed on Schedule 4.3(a), the execution, delivery and performance by Parent and Seller of this Agreement and the other Transaction Documents to which each is a party do not and will not (i) violate in any material respect any Law or any decree or judgment of any court or other Governmental Authority applicable to Parent, Seller, any of the Purchased Assets, or the Business; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of, or result in the creation of any Lien upon any of the Purchased Assets under, any Contract (subject to Parent and Seller obtaining the consents set forth on Schedule 4.3(b)); or (iii) violate or conflict with any provision of the Certificate of Incorporation or By-laws of either Parent or Seller.

(b)           Except as disclosed on Schedule 4.3(b), no consents or approvals of, or notices, filings or registrations by Parent or Seller to or with, any Governmental Authority or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or in connection with the sale, transfer, conveyance, assignment or delivery of the Purchased Assets or Purchaser’s assumption of the Assumed Liabilities.

4.4.           Ownership and Condition of Purchased Assets.  Except as set forth on Schedule 4.4, either Parent or Seller has sole good and indefeasible or marketable, as appropriate, title to, or a valid leasehold interest in, or valid license to use, all of the Purchased Assets, and except as set forth on Schedule 4.4, the Purchased Assets are subject to no Liens except for Permitted Liens.  Except as set forth on Schedule 4.4, there are no leases, subleases, licenses, concession or other agreements granting to any party or parties the right of use any Purchased Asset, or any portion thereof or interest therein.  There are no outstanding options or rights of first refusal to purchase any Purchased Asset, or any portion thereof or interest therein.  To Parent’s Knowledge, the Equipment and other tangible Purchased Assets are in good operating condition, ordinary wear and tear excepted, and are in all material respects fit for the uses to which they are now being put.

4.5.           Financial Statements; Other Information.  Attached hereto as Exhibit G are the unaudited pro forma income statements for the Business for the year ended December 31, 2009 and for the four (4) months ended April 30, 2010 (collectively, the “Financial Statements”).  Such Financial Statements present fairly the financial position and results of operations of the Business as of the respective dates thereof and for the respective periods covered thereby.  The Financial Statements have been prepared in accordance with the books and records of Parent and Seller relating to the Business and except as set forth on Schedule 4.5 in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.  Except as set forth on Schedule 4.5, the books, records and accounts of Parent and Seller relating to the Business accurately and fairly reflect, in all material respects and in reasonable detail, the transactions and the assets and Liabilities of Parent and Seller pertaining to the Business.  Except as set forth on Schedule 4.5, neither Parent nor Seller has engaged in any transaction with respect to the Business, maintained any bank account for the Business, or used any of its funds in the conduct of the Business, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of Parent and Seller.

4.6.           Absence of Changes.  To the Knowledge of Parent, since December 31, 2009, no fact, event or circumstance has occurred or arisen which has had or is reasonably expected to have a Material Adverse Effect.  Without limiting the foregoing, except as set forth on Schedule 4.6, since such date, to the Knowledge of Parent:

(a)           Neither Parent nor Seller has incurred any Liabilities of any nature pertaining to the Business, the Purchased Assets or the Assumed Liabilities, other than Accounts Payable incurred in the Ordinary Course of Business;

(b)           Neither Parent nor Seller has entered into any Contracts pertaining to the Business, the Purchased Assets or the Assumed Liabilities, other than purchase orders in respect of Accounts Receivable and Accounts Payable incurred in the Ordinary Course of Business;

(c)           Neither Parent nor Seller has modified the salary or other compensation (including benefits) of any Subject Employee, other than in the Ordinary Course of Business consistent with past practice;

(d)           Neither Parent nor Seller has sold, leased, transferred, licensed, assigned or otherwise disposed of any Purchased Asset, other than in the Ordinary Course of Business and neither Parent nor Seller has permitted, allowed or suffered any of the Purchased Assets to become subjected to any Lien, other than Permitted Liens;

(e)           Neither Parent nor Seller has determined as collectible any Accounts Receivable or any portion thereof which were previously considered uncollectible or written off as uncollectible any Accounts Receivable or any portion thereof, except in the Ordinary Course of Business and consistent with GAAP;

(f)            Neither Parent nor Seller has entered into any collective bargaining or labor agreement (oral and legally binding or written) or experienced any organized slowdown, work interruption, strike or work stoppage;

(g)           Neither Parent nor Seller has made any material change in any method of accounting or accounting principle, practice or policy applicable to the Business, the Purchased Assets or the Assumed Liabilities;

(h)           No party (including both Parent and Seller) has accelerated, terminated, modified, or canceled any Contract applicable to the Business, the Purchased Assets or the Assumed Liabilities involving more than $20,000 individually or together with any related Contracts;

(i)             Neither Parent nor Seller has delayed or postponed the payment of any Accounts Payable or other Liabilities included among the Assumed Liabilities;

(j)             Neither Parent nor Seller has canceled, compromised, waived, or released any right or claim (or series of related rights or claims) either involving more than $20,000 or outside the Ordinary Course of Business;

(k)            Neither Parent nor Seller has suffered any casualty losses or damages affecting the Business or any assets of the Business in excess of $20,000 in the aggregate (whether or not insured against);

(l)             Neither Parent nor Seller has experienced any other material occurrence, event, incident, action, failure to act, or transaction affecting the Business outside the Ordinary Course of Business; and

(m)           Neither Parent nor Seller has agreed or committed to take any of the actions described in the foregoing clauses of this Section 4.6 not otherwise expressly permitted by this Agreement.

4.7.           Absence of Undisclosed Liabilities.  Except as set forth on Schedule 4.7, to the Knowledge of Parent, neither Parent nor Seller has any Liabilities, contingent or otherwise, nor any unrealized or anticipated losses, with respect to the Business or the Purchased Assets, except Liabilities incurred by Parent or Seller in the Ordinary Course of Business since December 31, 2009.

4.8.           Leased Personal Property.  Except as set forth on Schedule 4.8, to the Knowledge of Parent, each of the leases described on Schedule 2.1(e) is in full force and effect and to the Knowledge of Parent there are no existing defaults or events of default, real or claimed, under any of such leases by Parent or Seller or any other party to such leases and to the Knowledge of Parent, there has been no occurrence or condition which, with notice or lapse of time or both, would constitute a default thereunder by Parent or Seller or any other party to such leases.  No rights of Parent or Seller under such leases have been assigned or otherwise transferred as security for any obligation of Parent or Seller.  Except as described on Schedule 4.8, to the Knowledge of Parent, the consummation of the transactions provided for in this Agreement and the other Transaction Documents will not create or constitute a default or event of default under any such lease or require the consent of any other party to any such lease in order to avoid a default or event of default.

4.9.           Real Property.  Schedule 4.9 lists all of the Leased Real Property and the addresses thereof and includes a reasonable description of the Purchased Assets located, and aspects of the Business conducted, at such Leased Real Property.

4.10.         Contracts.  To the Knowledge of Parent, Schedule 4.10 contains an accurate and complete list (delineated by reference to the appropriate clause below) of all Contracts of the following types to which Parent or Seller is a party and which relate to the Business, the Purchased Assets or the Assumed Liabilities (the “Material Contracts”):

(a)           any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $20,000 for any one lease;

(b)           any Contract for the purchase or sale of raw materials, equipment, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration of more than $20,000, in the aggregate;

(c)           any Contract between Parent or Seller and any Major Customer or Major Vendor;

(d)           any capitalized lease, pledge, conditional sale or title retention agreement involving the payment of more than $20,000, in the aggregate;

(e)           any Contract with a sales representative or agent, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any agreement to act as one of the foregoing on behalf of any Person, the performance of which will extend over a period of more than one year or involve or potentially involve payments of more than $20,000, in the aggregate;

(f)            any Contract (including confidentiality or other similar arrangements) with any Person containing covenants limiting the freedom or ability of Parent or Seller to engage in any line of business or compete with any Person;

(g)           any license, royalty or other Contract relating to Intellectual Property;

(h)           any Contract with any Governmental Authority;

(i)            any collective bargaining agreement or similar labor Contract and any employment Contract;

(j)            any Contract under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(k)           any Contract between Parent, Seller or any of their Affiliates, including any Contract pursuant to which Parent or Seller has borrowed or advanced or loaned any amount to any Affiliate;

(l)            any Contract concerning a partnership or joint venture; and

(m)          any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $20,000.

True and complete copies of each of the Material Contracts, including all amendments, supplements and modifications to each such Material Contract, have been made available for review by Purchaser.  In the case of any Material Contract described above which is not written, Parent or Seller has provided to Purchaser a written description of the material terms of such Material Contract.  Except as disclosed on Schedule 4.10: each Material Contract is in full force and effect and is a valid, legal and binding agreement of Parent or Seller, and to Parent’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.11.         Intellectual Property.

(a)           Schedule 2.1(f) contains a complete and accurate list of all Registered Intellectual Property and applications to register Owned Intellectual Property.

(b)           Schedule 4.11 contains a complete and accurate list of all material Intellectual Property used or held for use by Parent or Seller in the conduct of the Business.  Schedule 4.11 also sets forth whether each such Intellectual Property is (i) Owned Intellectual Property or (ii) licensed by the Parent or Seller by a third party.

(c)           Except as disclosed in Schedule 4.11, to Parent’s Knowledge: (i) Parent or Seller owns or has all necessary rights in, to and under the Intellectual Property necessary for or used by the operation of the Business as presently conducted, free and clear of all Liens and other rights of third Persons; (ii) Parent or Seller has the right to use without payment to a third Person all of the Intellectual Property; (iii) Parent’s or Seller’s rights in, to and under the Intellectual Property are freely transferable and assignable; and (iv) all Intellectual Property that is licensed from another Person by Parent or Seller is being used substantially in accordance with the applicable license, agreement or arrangement.

(d)           To Parent’s Knowledge, Parent and Seller have taken reasonable actions to protect the Owned Intellectual Property.  Except as disclosed in Schedule 4.11, to Parent’s Knowledge, the transactions contemplated by this Agreement shall have no effect on the validity and enforceability of any of the Owned Intellectual Property and the rights, title and interest thereto of Purchaser after the Closing shall be identical to that of the Parent and Seller immediately prior to the Closing.  Except as disclosed in Schedule 4.11 and to Parent’s Knowledge, neither Parent nor Seller has received any opinion of counsel (whether internal or external) relating to the patentability, infringement, validity or enforceability of any Owned Intellectual Property.  Except as disclosed in Schedule 4.11, there are no material agreements or arrangements pursuant to which Parent or Seller have licensed to any other Person or otherwise permitted any other Person to use (through non-assertion, settlement or similar agreements or otherwise) any of the Owned Intellectual Property.  Except as disclosed in Schedule 4.11, none of the agreements being assigned to Purchaser under this Agreement include any undertaking by Parent or Seller to indemnify any Person against a charge of infringement arising out of the authorized use of the Owned Intellectual Property.

(e)           Except as disclosed in Schedule 4.11, to Parent’s Knowledge: (i) the Registered Intellectual Property has not been sold, assigned or transferred to a third Person, or abandoned or permitted to lapse, is not the subject of any pending opposition proceedings, pending cancellation proceedings, pending interference proceedings, pending lawsuit naming Parent, Seller or any of their Affiliates as a party or any other pending challenges or proceedings, and is valid and enforceable; (ii) all of the Registered Intellectual Property that is registered with the applicable Governmental Authority in the United States is currently in compliance with all legal requirements (including timely payment of all filing, examination and maintenance fees and the timely filing of all applications and affidavits of working, use and incontestability); and (iii) either the Parent or Seller has the sole and exclusive right to bring actions for infringement or  unauthorized use of all of the Owned Intellectual Property.

(f)            Except as disclosed in Schedule 4.11, to Parent’s Knowledge: (i) neither the Intellectual Property nor the development or use thereof by Parent or Seller misappropriates or infringes or has misappropriated or infringed, nor shall Purchaser’s use thereof following the Closing in substantially the same manner it was used prior to the Closing, misappropriate or infringe, any Copyright, Trademark, Patent, Trade Secret or other property or proprietary right of any third Person; (ii) no claim of any such misappropriation or infringement has been made or asserted against Parent, Seller or any of their Affiliates; (iii) neither Parent, Seller nor any of their Affiliates have had any notice (whether written or oral) of any such claim; (iv) no basis for such a claim exists, and no such claim is threatened or is likely to be threatened, in connection with any of the Intellectual Property, the Purchased Assets or the Business; (v) the software and databases to be transferred, whether through license or assignment shall not contain any disabling devices, trojan horses, or other embedded mechanisms by which use thereof may be impeded; (vi) none of the Intellectual Property to be transferred, licensed or assigned hereunder requires any payment for the use of Intellectual Property right or technology owned by any third party; and (vii) none of the Intellectual Property to be transferred, licensed or assigned hereunder that is software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU  Public License or Mozilla Public License) that (a) requires or could require, or condition or could condition, the use or distribution of such software on the disclosure, licensing or distribution of any source code for any portion of such software or (b) otherwise imposes or could impose any limitation, restriction or condition on the right or ability to use or distribute such software.

(g)           Collectively, Parent and Seller own or have the rights to use all of the Records free and clear of any encumbrances as used by them in the conduct of the Business.

(h)           To Parent’s Knowledge, Parent and Seller are in compliance in all material respects with their own privacy policies, in case, applicable to its collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individuals (“Consumer Privacy Information”).  To Parent’s Knowledge, as of the date hereof, neither Parent nor Seller is prohibited by any applicable Law concerning privacy or their own privacy policies from providing Purchaser with the Consumer Privacy Information that has been, or will be, provided to Purchaser, on or after the date hereof, in connection with the transactions and provision of services contemplated hereby.

4.12.           Sufficiency of Assets.  Except as set forth on Schedule 4.12, the Purchased Assets constitute all of the properties and assets, tangible and intangible, real, personal and mixed, of any nature whatsoever, necessary for the conduct of the Business as currently conducted.

4.13.           Insurance.  Schedule 4.13 contains a list of each insurance policy currently providing coverage for the Purchased Assets or liabilities of the Business and a copy of each such policy has been made available to Purchaser.  Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the Business.

4.14.           Litigation.  Except as listed and described in reasonable detail on Schedule 4.14, to the Knowledge of Parent, there are no claims, charges, arbitrations, grievances, actions, suits, proceedings or investigations pending, or to Parent’s Knowledge, threatened, against Parent, Seller or their Affiliates in respect of the Purchased Assets or the operations of the Business, at law or in equity, before or by any Governmental Authority.

4.15.           Tax Matters.

(a)           All Tax Returns with respect to the Purchased Assets or income attributable therefrom that are required to be filed before the Closing Date, have been or will be filed, the information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns have been or will be paid in full, to the extent that a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns, could result in Purchaser being liable for such Taxes or could give rise to a Lien on the Purchased Assets.

(b)           Except as disclosed on Schedule 4.15(b), neither Parent, Seller nor any member of their Affiliated Groups has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(c)           There is no pending or, to the knowledge of the Parent or Seller, threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of the Parent, Seller or any member of their Affiliated Group.

(d)           Neither Parent nor Seller is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.16.         Employees; Employee Benefit Plans.

(a)           Schedule 5.7(a) sets forth a complete and accurate list of (A) all present personnel retained by, or engaged in, the Business pursuant to the Employee Leasing Agreement or any other similar arrangement (collectively, the “Leased Employees”), which arrangements are set forth on Schedule 5.7(a), and (B) each employee of the Seller employed in the Business (together with the Leased Employees, the “Subject Employees”).  Schedule 5.7(a) sets forth a complete and accurate list, giving, name, job title, current compensation paid or payable, vacation leave that is accrued and unused, and services credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan (as hereinafter defined) for each Subject Employee and identifies any Subject Employee on leave of absence or layoff status.

(b)           No Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.  Neither Parent, Seller nor any of their ERISA Affiliates maintains or has any obligation to contribute to an employee pension benefit plan, as defined in section 3(2) of ERISA, which is subject to Title IV or ERISA or Section 412 of the Code.

4.17.         Labor Matters.

(a)           Except as set forth on Schedule 4.17, both Parent and Seller are neither a party to nor has any obligation pursuant to any collective bargaining or other Contract regarding the rates of pay or working conditions of the Subject Employees.  Neither Parent nor Seller is obligated under any Contract to recognize or bargain with any labor organization or union on behalf of such employees.  Neither Parent nor Seller nor any of their respective officers or directors or any of the Subject Employees are subject to a charge or, to Parent’s Knowledge, threatened with the charge, of any unfair labor practice applicable to or affecting the Business or the activities of the Subject Employees.  There is no strike, work stoppage, walkout, slowdown, handbilling, picketing or other “concerted action” involving any Subject Employees, and no grievance proceeding or other controversy is in progress, pending or threatened between Parent or Seller and any Subject Employee or any union or collective bargaining unit relating thereto.

(b)           With respect to the operations of the Business and the activities of the Subject Employees, both Parent and Seller are in material compliance with all applicable Laws concerning the employer-employee relationship and with all Contracts relating to the employment of the Subject Employees including all Laws relating to terms and conditions of employment, wages, hours, collective bargaining, workers’ compensation, occupational safety and health, equal employment opportunity and immigration, and are not engaged in any unfair labor or unlawful employment practice. Parent and Seller have not received any notice alleging that either has failed to comply with any such Laws.  With respect to the Business, there are no pending or threatened Proceedings regarding any alleged misclassification of Subject Employees as independent contractors.

(c)            Except as set forth on Schedule 4.17, there is no employment Contract, retention Contract, or consulting or services Contract between Parent or Seller and any Subject Employee.

(d)           Except as described on Schedule 4.17, neither Parent nor Seller has taken any action that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification (“WARN”) Act or could otherwise trigger any notice requirement or liability under any local or state plant closing notice Law.   Further, both Parent and Seller have fully complied with the WARN Act and its rules and regulations.

4.18.         Compliance with Laws.  To Parent’s Knowledge, neither Parent nor Seller is engaging in any activity or omitting to take any action so as to create a violation of any Law, applicable to the operations of the Business, the Purchased Assets and the Assumed Liabilities.  To Parent’s Knowledge, neither Parent nor Seller is subject to any judgment, order, writ, injunction or decree issued by any Governmental Authority which pertains in any way to the Business, the Purchased Assets or the Assumed Liabilities.

4.19.         Accounts Receivable.  All of the Accounts Receivable to be included among the Purchased Assets have or will have arisen out of bona fide transactions in the Ordinary Course of Business and are carried on Parent’s or Seller’s books and records at values determined in accordance with GAAP and consistently applied.   Each such Account Receivable constitutes a valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor thereof or thereunder.  Except as set forth on Schedule 4.19, to Parent’s Knowledge, no request or agreement for deduction or discount has been made with respect to any of such Account Receivable.

4.20.         Customers and Vendors.  Schedule 4.20 sets forth (i) a list of names and addresses of the ten (10) largest customers (each, a “Major Customer”) and the ten (10) largest vendors (each, a “Major Vendor”) (measured in each case by dollar volume of purchases or sales during the year ended December 31, 2009) of the Business and the dollar amount of purchase or sales which each such Major Customer or Major Vendor represented during the year ended December 31, 2009 and the period from January 1, 2010 through March 31, 2010.  To the Knowledge of Parent, except as set forth in Schedule 4.20, there exists no actual or threatened, material termination, cancellation, reduction or limitation of, or any modification or change in, the business relationship of Parent or Seller with any customer or group of customers listed in Schedule 4.20, or whose purchases individually or in the aggregate are material to the Business, or with any supplier or group of suppliers listed in Schedule 4.20, or whose sales individually or in the aggregate are material to the operation of the Business, and there exists no present or reasonably foreseeable condition or state of facts or circumstances involving customers, suppliers or sales representatives which would reasonably be expected to have a Material Adverse Effect or materially impair the conduct of the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which the Business is currently being conducted.

4.21.         Permits.  To the Knowledge of Parent, the Transferred Permits constitute all of the Permits necessary to (i) operate the Business as currently conducted and (ii) use, occupy and own, as applicable, all of the Purchased Assets in the same manner as the Purchased Assets are currently used, occupied and owned.  To the Knowledge of Parent, all of the Transferred Permits are valid and in full force and effect and both Parent and Seller have paid all fees that are currently due in connection therewith.  To the Knowledge of Parent, neither Parent nor Seller has received any notice alleging a violation under any Transferred Permits or a failure to obtain any Permit applicable to the Business or the Purchased Assets.  To the Knowledge of Parent, except as described on Schedule 4.21, the consummation of the transactions provided for herein will not violate the terms of, or create a default or event of default under, any Transferred Permits or require the consent of any other party in order to avoid such a violation or default.

4.22.         Transactions with Affiliates.  Except as described in Schedule 4.22 and with respect to remuneration for services rendered as an officer or employee in the Ordinary Course of Business, (i) no Affiliate of either Parent or Seller provides or causes to be provided any assets, services or facilities to either Parent or Seller in relation to the Business, (ii) neither Parent nor Seller provides nor causes to be provided any assets, services or facilities to their Affiliates in relation to the Business, (iii) neither Parent nor Seller beneficially owns, directly or indirectly, any investment assets issued by their Affiliates in relation to the Business, (iv) neither Parent nor Seller has entered into any agreement, understanding or arrangement with their Affiliates in relation to the Business and (v) as of the Closing Date, there will be no Indebtedness, Accounts Receivable or accounts payable, between Parent or Seller, on the one hand, and their Affiliates, on the other in relation to the Business.

4.23.         Broker’s and Finders.  Except as set forth on Schedule 4.23, neither Parent, Seller nor any of their Affiliates has employed any investment banker, broker or finder, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

4.24.         Disclosure.  To the Knowledge of Parent, neither any representation or warranty by either Parent or Seller in this Agreement, nor any exhibit or schedule to this Agreement contains an untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

4.25.         Disclaimer of Other Warranties.  Except for the representations and warranties set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, neither Parent, Seller nor any Person acting on either of their respective behalves, makes any representation or warranty relating to Parent, Seller, the Business, the Purchased Assets or the Assumed Liabilities.  Parent and Seller hereby disclaim any implied warranty with respect to each of them, the Business, the Purchased Assets or the Assumed Liabilities, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.

ARTICLE 5.
COVENANTS

The parties hereto covenant and agree as follows:

5.1.           Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement and to cause each of the conditions to Closing set forth in Articles 6 and 7 below to be satisfied and shall otherwise act in good faith in connection with the transactions contemplated hereby and by the other Transaction Documents.

5.2.           Conduct of Business Prior to Closing.  On and after the date hereof until the Closing Date, except as expressly permitted or required by this Agreement or as otherwise expressly consented to by Purchaser in writing, Parent and Seller shall use their reasonable efforts to:

(a)           operate the Business only in the Ordinary Course of Business;

(b)           not purchase or acquire any assets or properties for use in the Business, whether real or personal, tangible or intangible, other than supplies purchased in the Ordinary Course of Business, and not sell or otherwise dispose of any property or asset constituting or used in the Business, except in the Ordinary Course of Business;

(c)           maintain the tangible Purchased Assets in their present order and condition, reasonable wear and tear excepted, and maintain all policies of insurance on the tangible Purchased Assets in amounts and on terms substantially equivalent to those in effect on the date hereof;

(d)           not take any action or omit to take any action which will cause a material breach of any Assigned Contract or Assumed Liability, or modify, amend or otherwise alter or change any material term of any Assigned Contract or Assumed Liability;

(e)           take all steps reasonably necessary to maintain the Intellectual Property and the Intangibles;

(f)           pay all Accounts Payable, and collect all Accounts Receivable, in the Ordinary Course of Business;

(g)           comply with all Laws applicable to Parent, Seller, the Business, the ownership and operation of the Purchased Assets and the Assumed Liabilities;

(h)           maintain the books and records and accounts of or applicable to the Business in the Ordinary Course of Business;

(i)            continue the employment of each of the Subject Employees and not modify the salary or other compensation (including benefits) of any Subject Employee;

(j)            use commercially reasonable efforts to preserve the goodwill and patronage of the customers, employees, suppliers and others having a business relationship with the Parent or Seller related to the Business;

(k)           not institute or settle or compromise any Proceeding involving the Business, the Purchased Assets or the Assumed Liabilities;

(l)            not engage in any practice, enter into any transaction, take any action or omit to take any action which, if engaged in, entered into, taken or omitted to be taken prior to the date of this Agreement, would be required to be disclosed on Schedule 4.6; and

(m)           not agree or commit to take any action precluded by any of the foregoing clauses of this Section 5.2.

Notwithstanding the foregoing, if as a result of the actions by Frank Pinder beyond the exercise of his customary authority and taken without the prior knowledge of Harvey W. Schiller or Jeffrey O. Nyweide, any of the foregoing is breached, such breach shall not be deemed a breach of this Section or this Agreement by Parent or Seller.

5.3.           Access and Cooperation Prior to Closing.  Between the date of this Agreement and the Closing Date, Parent and Seller shall afford or cause to be afforded to the employees, authorized representatives and financing sources of Purchaser reasonable access to the offices, facilities, properties, assets, inventories, books, records, and documents of Parent and Seller relating to the Business during regular business hours, and will furnish Purchaser with such additional financial and operating data and other information relating to the Business, the Assumed Liabilities, the Purchased Assets and the Subject Employees as Purchaser may from time to time reasonably request.  Parent and Seller shall use its commercially reasonable efforts to make its officers and employees available to Purchaser and its representatives to the extent as Purchaser and its representatives shall from time to time reasonably request.

5.4.           Notification of Changes.  Each Party will give prompt written notice to the other Party of any discovery or material adverse development (such discovery or material adverse development by Parent shall mean Parent’s Knowledge of such discovery or of such material development) constituting or causing a breach of any of its own representations and warranties in Article 3 and Article 4 above or precluding or materially impairing or delaying its ability to perform its obligations under this Agreement or the other Transaction Documents or to satisfy the conditions to the other party’s obligations hereunder.  No disclosure by any Party pursuant to this Section 5.4, however, shall be deemed to amend or supplement the Schedules to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.5.           Consents.  Parent and Seller shall use their commercially reasonable best efforts to obtain, make or give, as applicable, prior to the Closing, all of the consents and approvals of, and notices, filings or registrations with or to, third parties set forth on Schedule 4.3(b).  In any case, subject to Section 2.2, where a necessary consent or approval has not been obtained at or prior to the Closing, Parent or Seller shall use their commercially reasonable best efforts to assist Purchaser, at Purchaser’s request and at Parent’s or Seller’s expense, to obtain such consent or approval after Closing.

5.6.           Certain Tax Matters.

(a)           Parent and Seller will (i) prepare properly and file duly and validly all Tax Returns, or proper extensions thereof, required to be filed prior to the Closing Date with the appropriate taxing authority, (ii) pay duly and fully all Taxes that are due with respect to the periods covered by such Tax Returns or otherwise levied or assessed upon the Parent or Seller or any of their assets or properties and (iii) to withhold or collect and pay to the proper taxing authorities all Taxes that the Parent and Seller are required to so withhold or collect and pay, unless such taxes are being contested in good faith.

(b)           All real estate, personal property and ad valorem taxes related to the Purchased Assets which shall have accrued and become payable prior to the Closing Date shall be paid by the Parent or Seller.

5.7.           Employees and Benefit Plans.

(a)           At least five days prior to the Closing Date, (i) Purchaser shall provide Seller a written list of the Subject Employees that Purchaser intends to offer employment from and after the Closing Date (the “Available Employees”), (ii) Seller shall, effective as of the Closing Date, terminate all of the Available Employees, and (iii) subject to Section 5.7(d), Purchaser shall offer, effective as of the Closing Date, employment to all of the Available Employees at substantially the same compensation as they received from Seller prior to the Closing, and pursuant to a new and separate employee leasing agreement by and between Purchaser and Century II.  Effective as of the Closing, the Available Employees shall cease to be employed by Seller, and Available Employees who have accepted Purchaser’s offer of employment shall become leased employees of Purchaser (such Available Employees, the “Transferred Employees”).  Purchaser shall make commercially reasonable efforts to ensure that the Transferred Employees receive credit for all of their service with Seller and Parent under all welfare and benefit plans for purposes of eligibility and vesting (but not for purposes of accrual of benefits under a defined benefit pension plan).  Purchaser shall also use commercially reasonable efforts to ensure that no pre existing condition, limitation or exclusion shall apply to participation and coverage for such Transferred Employees under a group welfare or health benefit plan.  Effective as of the Closing Date and subject to Section 5.12 (to the extent applicable), Seller shall release, or cause to be released, Available Employees from the provisions of any restrictive covenants and/or agreements with Seller so as to enable Purchaser to offer employment to such Available Employees.  Purchaser will not have any responsibility, liability or obligation, to the Subject Employees or to any other Person with respect to any Employee Benefit Plan.

(b)           Seller will be responsible for (i) the payment of all wages, fees and other remuneration due to all of its Subject Employees, consultants and contractors with respect to their respective services as Subject Employees, consultants and contractors of Seller and/or the Business through the close of business on the Closing Date, and (ii) compliance with all applicable Laws respecting the termination of the Subject Employees.

(c)           Transferred Employees (and their eligible dependents) who experience a “qualifying event” (as defined in the Internal Revenue Code of 1986, as amended (the “Code”), section 4980B) after the Closing Date shall be eligible to elect health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under Purchaser’s group health plan.  All other Subject Employees (and their eligible dependents) who are receiving (i) COBRA continuation coverage under Seller’s group health plan prior to the Closing Date and/or (ii) whom Purchaser does not offer employment or who refuse such offer of employment and who experience a “qualifying event” (as defined in the Code, section 4980B) shall be eligible to elect COBRA continuation coverage under Seller’s group health plan.

(d)           From and after the Execution Date and through and until the Closing Date, Parent and/or Seller shall cooperate with Purchaser’s efforts to negotiate and execute a new employee leasing agreement with Century II with respect to the Transferred Employees, pursuant to which Century II shall, to the extent requested by Purchaser, continue to employ and provide benefits to the Transferred Employees on terms and conditions acceptable to Purchaser, in its sole and absolute discretion.

(e)           It is understood and agreed between the parties that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including, but not limited to, any Transferred Employee, any participant in any benefit or compensation plan or any beneficiary thereof.

5.8.           No Solicitation.

(a)           Parent and Seller will, and will cause their Affiliates and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives and agents to, immediately cease any existing discussions or negotiations, if any, with any parties (other than Purchaser) with respect to any Takeover Proposal.  Parent and the Seller shall not, and shall ensure that their Affiliates and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives or agents do not, directly or indirectly (i) solicit, initiate or encourage, or take any other action designed or reasonably likely to facilitate, any inquiries with respect to, or the making of any proposal which constitutes or reasonably may give rise to, any Takeover Proposal, (ii) provide any information with respect to the Business to any Person, other than Purchaser, relating to a possible Takeover Proposal by any Person, (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement constituting or related to, or reasonably likely to lead to, any Takeover Proposal (each, an “Acquisition Agreement”), (iv) participate in any discussions or negotiations (whether initiated by Seller or not) regarding any Takeover Proposal, or (v) make or authorize any statement, recommendation or solicitation in support of any possible Takeover Proposal; provided, however, that if, during the twenty-five (25) calendar days following the date of this Agreement, (1) Parent or Seller has received an unsolicited Takeover Proposal that did not result from a breach of this Section 5.8(a), and (2) the Parent’s Board of Directors determines in good faith, after consultation with its financial advisors and legal counsels, that (A) such Takeover Proposal constitutes a Superior Proposal, and (B) failure to do so would reasonably likely result in a breach of its fiduciary duties to the stockholders of Parent under Delaware Law, then Parent or Seller may, in response to such Superior Proposal, (x) furnish information with respect to the Business to the Person making such Takeover Proposal pursuant to a customary confidentiality agreement not more favorable to the recipient of such information than the Confidentiality Agreement (it being understood that such confidentiality agreement shall not prohibit disclosure to Purchaser of any of the information and materials required to be disclosed or provided to Purchaser pursuant to Section 5.8(c)), and (y) participate in negotiations with such Person regarding such Superior Proposal to the extent required by the fiduciary duties of the Parent’s Board of Directors regarding such Takeover Proposal under Delaware Law.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.8(a) by any director, officer or employee of Parent, Seller, their respective Affiliates or any investment banker, financial advisor, attorney, accountant or other representative of any of them shall be deemed to be a breach of this Section by the Seller.

(b)           Except as expressly permitted by this Section 5.8(b), neither the Parent’s Board of Directors nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Parent’s Board of Directors or such committee of the Transactions, (ii) approve or recommend, propose publicly to approve or recommend, accept or enter into, or otherwise permit or cause Parent or the Seller to accept or enter into any Takeover Proposal or Acquisition Agreement, (iii) release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Seller is a party, or (iv) agree or resolve to take actions set forth in clauses (i) through (iii) of this sentence.  Notwithstanding the foregoing, in the event that the Parent’s Board of Directors determines in good faith that (1) the Parent has received an unsolicited Superior Proposal that did not result from a breach of Section 5.8(a), and (2) the Parent’s Board of Directors determines in good faith, after consultation with its financial advisors and legal counsels, that (A) such Takeover Proposal constitutes a Superior Proposal, and (B) failure to do so would reasonably likely result in a breach of its fiduciary duties to the stockholders of Parent under Delaware Law, then Parent or Seller may, in response to such Superior Proposal, withdraw or modify its approval or recommendation of the Transactions, approve or recommend such Superior Proposal, or terminate this Agreement pursuant to Section 8.1(c)(iii); provided, however, that the Seller may only exercise its right to terminate this Agreement pursuant to this Section 5.8 or Section 8.1(c)(iii) if (x) within five (5) Business Days following Purchaser’s receipt of written notice from the Seller advising Purchaser that the Parent Board intends to take such action and specifying the reasons therefor, including, without limitation, the information and materials to be provided pursuant to Section 5.8(c) relating to the Superior Proposal that is the basis of the Parent’s Board of Directors proposed action, Purchaser has not agreed to match in all material respects the terms of such Superior Proposal (including, if the Superior Proposal includes any non-cash consideration, the right to substitute therefor the equivalent value in cash) and (y) the Termination Fee is paid on the second Business Day following such five (5) Business Day period following Purchaser’s failure to agree to match such Superior Proposal.  Any material amendment to the terms of any Superior Proposal shall require a new notice to Purchaser and a new five (5) Business Day period.  The Parent’s Board of Directors shall take into account any material changes to the terms of this Agreement proposed by Purchaser in response to any such notice in determining whether to terminate this Agreement and shall negotiate in good faith with Purchaser during the period prior to any such termination.

(c)           In addition to the obligations of Parent and the Seller set forth in Sections 5.8(a) and 5.8(b), Parent and the Seller will (i) promptly, and in any event within two (2) Business Days, advise Purchaser in writing of any request for information in relation to a potential Takeover Proposal or of any actual Takeover Proposal, the financial and other material terms and conditions of such request in relation to a potential Takeover Proposal or actual Takeover Proposal and the identity of the Person making such request in relation to a potential Takeover Proposal or actual Takeover Proposal, (ii) keep Purchaser reasonably informed of the status and details (including amendments or proposed amendments) of any and all such requests or Takeover Proposals, and (iii) provide to Purchaser as soon as practicable after receipt or delivery thereof (and in any event within two (2) Business Days) copies of all written requests, Takeover Proposals and amendments sent or provided to Parent or the Seller from any third party in connection with any Takeover Proposal or sent or provided by Parent or the Seller to any third party in connection with any Takeover Proposal.  Notwithstanding anything to the contrary in this Section 5.8(c) or in Section 5.8(a), if this Section 5.8(c) or Section 5.8(a) is breached as a result of the actions by Frank Pinder, taken without the prior knowledge of Harvey W. Schiller or Jeffrey O. Nyweide, such breach shall not be deemed a breach of this Section 5.8(c), Section 5.8(a) or this Agreement by Parent or Seller.

(d)           Nothing contained in this Section 5.8 shall permit Parent or Seller to enter into any Acquisition Agreement or other agreement with respect to a Takeover Proposal during the term of this Agreement, it being agreed that, during the term of this Agreement, neither Parent nor Seller shall enter into any agreement with any Person that provides for, or in any way facilitates, a Takeover Proposal, other than a confidentiality agreement containing terms no more favorable to the Person making the Takeover Proposal than those applicable to Purchaser under the Confidentiality Agreement.

5.9.           Confidential Information.  From and after the Closing Date, Parent and Seller shall not, and Parent and Seller shall ensure that their Affiliates do not, use or disclose to any Person any trade secrets, confidential information or other proprietary information of the Business it possesses or has knowledge of, including any of the forgoing relating to (i) product designs, drawings and specifications, (ii) production or manufacturing processes, (iii) product pricing and (iv) the terms of agreements with customers or suppliers (the “Confidential Information”).  This restriction shall not apply to (a) the continued use by Parent, Seller or any of their Affiliates in the Ordinary Course of Business (but not the disclosure to third parties) of any Confidential Information which Parent, Seller or any of their Affiliates currently uses in the Ordinary Course of Business, other than solely in respect of the Business, (b) the disclosure of any Confidential Information which becomes generally available to the public, other than as a result of a breach of this Agreement or (c) the disclosure of any Confidential Information which is required by any Law, order, decree or directive from any Governmental Authority, provided that Parent or Seller gives Purchaser prior written notice of any such disclosure and cooperates with Purchaser in any reasonable manner to protect the confidentiality of such information to the fullest extent possible.  Parent and Seller, on behalf of themselves and their Affiliates, acknowledge that in view of the nature of the Business and the objectives of the parties in entering into the Agreement, the restrictions contained in this Section 5.9 are reasonable and necessary to protect the legitimate business interests of Purchaser after the Closing, and that any breach or threatened breach of the provisions of this Section 5.9 will cause irreparable injury to Purchaser for which an adequate monetary remedy does not exist.  Accordingly, in the event of any such breach or threatened breach of this Section 5.9, Purchaser shall be entitled, in addition to the exercise of other remedies, to seek and obtain injunctive relief, without necessity of posting a bond, restraining Parent, Seller or their Affiliate from committing such breach or threatened breach.

5.10.         Public Statements.  The parties shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and neither party shall issue any such public announcement or statement without the prior written consent of the other party hereto, except as may be required by applicable Law or pursuant to a form of press release agreed upon by the parties hereto prior to the Closing.

5.11.         Collection; Inquiries.  In recognition of the fact that following the Closing Parent or Seller may continue to receive payments in connection with the Accounts Receivable included among the Purchased Assets or in connection with any other Purchased Assets, Parent and Seller shall  promptly upon the receipt by Parent or Seller of good funds (i.e. upon funds clearing Parent’s or Seller’s lock-box or other applicable bank account), but no less frequently than each Friday (or other mutually agreed day each week) following the Closing Date (or next Business Day, in the event a such mutually agreed day is not a Business Day), remit all such payments to Purchaser by wire transfer.  Parent and Seller agree to use their reasonable best efforts to cooperate in notifying customers, or prior customers, of the Business to make payments in connection with the aforementioned Accounts Receivable and other Purchased Assets directly to Purchaser and shall otherwise direct correspondence and inquiries relating to the Business to Purchaser.  Parent and Seller agree to provide Purchaser daily with details of all amounts received by Parent and Seller for the purposes of effecting the provisions of this Section 5.11.

5.12.         Non-Competition; Non-Solicitation.

(a)           In consideration of the Purchase Price to be received under this Agreement, each of Parent and Seller agrees that, for a period of two years after the Closing Date, none of Harvey W. Schiller, Jeffrey O. Nyweide or Parent (the “Restricted Persons”) shall directly or indirectly, do any of the following:

engage in, or invest in, own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice to, any Person engaged in or planning to become engaged in, or any other business whose products or activities compete in whole or in part with, the Business, anywhere in the world, provided, however, the Restricted Persons may passively invest in or own up to 2% of any such entity; induce or attempt to induce any employee of Purchaser to leave the employ of Purchaser, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, any such employee of Purchaser; provided, however, the Restricted Persons are not prohibited from (1) making general solicitations through recruiters, newspapers, the Internet or otherwise, and (2) hiring unsolicited persons that contact the Restricted Persons for employment; or induce or attempt to induce any Person that was a customer of Purchaser at any time during the one year period preceding the Closing Date to cease doing business with Purchaser, in any way interfere with the relationship between Purchaser and any such customer or solicit the business of any such customer.

(b)           Without limiting the generality of the foregoing, Parent further agrees that, for a period of two (2) years after the Closing Date, Parent shall not and shall cause the Seller not to, engage in any transaction or a series of related transactions in which Parent or Seller, as the case may be, acquires (i) the power to direct or cause the direction of the management and policies of or (ii) all or substantially all of the assets of, any Person engaged in, or planning to become engaged in, the Business.

Notwithstanding anything contained in Section 5.12(a) or Section 5.12(b) to the contrary, if Parent or Seller (1) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and neither Harvey W. Schiller nor Jeffrey O. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such corporation or entity, or (2) transfers or conveys any or all of its properties and assets to any Person and neither Harvey W. Schiller nor Jeffrey O. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such Person, then none of the provisions of Section 5.12(a) shall be applicable to such acquiring entity and none of the provisions of Section 5.12(c) shall be applicable to Purchaser as it relates to such acquiring entity.  For the sake of clarity, Purchaser agrees that Parent, Seller, Harvey W. Schiller and Jeffrey O. Nyweide shall not be in breach of this Section 5.12 if they, and they shall be permitted to, (i) provide to Witt and SafirRosetti certain transition services following the sales of such divisions and to Bode, if such division is sold, and (ii) continue to make customer or client  introductions and referrals to Witt and/or Bode, including following the sales of such divisions.

(c)           In consideration of the mutual promises contained in this Agreement, Purchaser agrees that for a period commencing on the date of this Agreement and continuing for two years after the Closing Date, Purchaser shall not directly or indirectly, do any of the following:

(i)           engage in, or invest in, own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice to, any Person engaged in or planning to become engaged in, or any other business that is competitive with Parent’s and Seller’s current forensic DNA analysis and casework business unit (“Bode”) and/or preparedness services business unit which develops and implements crisis management and emergency response plans for disaster mitigation, continuity of operations and other emergency management issues for governments, corporations and individuals (“Witt”) and/or, except to the extent currently conducted by the FSIU Business Unit, former security consulting and investigations business unit which delivers specialized security and investigative services, such as security assessments and threat analyses, to governments, corporations and individuals (“SafirRosetti” and together with Bode and Witt, the “Remaining Businesses”), anywhere in the world, provided, however, Purchaser may passively invest in or own up to two percent (2%) of any such entity;

(ii)          except for the employees set forth on Schedule 5.12(c), induce or attempt to induce any employee of the Remaining Businesses to leave the employ of the Remaining Businesses, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, any such employee of the Remaining Businesses; provided, however, Purchaser is not prohibited from (1) making general solicitations through recruiters, newspapers, the Internet or otherwise, and (2) hiring unsolicited persons that contact the Purchaser for employment; or

(iii)         induce or attempt to induce any Person that was a customer of the Remaining Businesses at any time during the one (1) year period preceding the date of this Agreement to cease doing business with the Remaining Businesses or in any way interfere with the relationship between the Remaining Businesses and any such customer:

provided, however, that if Parent of any affiliate thereof enters into any definitive agreements with respect to the sale of the Remaining Business and such definitive agreements do not require the potential purchasers of such Remaining Business to comply with non-competition and non-solicitation covenants substantially similar to the covenants set forth in this Section 5.12(c), then this Section 5.12(c) shall be of no further force and effect and, for the avoidance of doubt, Purchaser shall no longer be required to comply with the terms of this Section 5.12(c).

(d)           Each of Parent and Seller, on the one hand, and Purchaser, on the other hand, acknowledges that all of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Property to Purchaser, and the Remaining Businesses, and to prevent any unfair advantage being conferred on Parent and Seller, or Purchaser, as the case may be.  If any of the covenants set forth in this Section 5.12 are held to be unreasonable, arbitrary, or against public policy, the restrictive time period will be deemed to be the longest period permissible by Law under the circumstances and the restrictive geographical area will be deemed to comprise the largest territory permissible by Law under the circumstances.

5.13.         Post-Closing Access to Records.

(a)           For a period of five years after the date of this Agreement, (a) Parent and Seller shall preserve those of Seller’s books and records relating to the Business as are not delivered to Purchaser hereunder and shall make available to Purchaser for inspection and copying, at Purchaser’s expense, such books and records as reasonably required by Purchaser for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms; and (b) Purchaser shall preserve those of Seller’s books and records as are delivered to Purchaser hereunder and shall make available to Parent and Seller for inspection and copying, at Parent’s or Seller’s expense, such books and records as reasonably required by them for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms.

(b)           For a period ending on the later of (i) one (1) year after the Closing Date or (ii) the date that Parent and Seller timely file all 2010 federal, state, local and foreign tax returns and tax reports required to be filed by each of them in relation to the Business (subject to one six month extension by Parent and/or Seller commensurate with Parent’s and Seller’s right to extend the filing deadline for such tax returns and tax reports), and in all cases upon reasonable advance notice from Parent or Seller, Purchaser shall make available to Parent or Seller, upon Parent’s or Seller’s reasonable request and at Parent’s or Seller’s expense and in all cases at times reasonable to Purchaser, certain Transferred Employees to assist Parent and Seller in the completion of certain audits and regulatory filings and such tax returns and tax reports; provided, however, that in no event shall Purchaser be obligated to make any Transferred Employee available to Parent or Seller if, as reasonably determined by Purchaser, such availability would interfere with such Transferred Employee’s ability to perform his or her duties to Purchaser.

ARTICLE 6.
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions all or any of which may be waived in writing, in whole or in part, by Purchaser:

6.1.           Representations and Warranties.  The representations and warranties set forth in Article 4 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date.

6.2.           Covenants.  Parent and Seller shall have performed and complied in all material respects with all covenants and agreements contained herein and required to be performed or complied with by it on or prior to the Closing Date.

6.3.           No Injunction; Etc.  No action, proceeding, investigation, regulation or legislation shall be pending or threatened which seeks to enjoin, restrain or prohibit Purchaser, or to obtain substantial damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of all or a material portion of the Business.

6.4.           Required Consents.  All consents, authorizations, orders or approvals of any Person listed on Schedule 6.4 (the “Required Consents”), shall have been obtained.

6.5.           Minimum Working Capital.  The calculation of Seller’s Working Capital delivered to Purchaser pursuant to Section 2.5(b) shall be at least seventy five percent (75%) of the Target Working Capital.

6.6.           Documents.  Purchaser shall have received all of the agreements, documents and items specified in Section 2.8(b).

ARTICLE 7.
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SELLER

The obligation of Parent and Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived, in whole or in part, by Parent or Seller.

7.1.           Representations and Warranties.  The representations and warranties set forth in Article 3 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date.

7.2.           Covenants.  Purchaser shall have performed and complied in all material respects with all covenants and agreements contained herein and required to be performed or complied with by it on or prior to the Closing Date.

7.3.           No Injunction; Etc.  No action, proceeding, investigation, regulation or legislation shall be pending or threatened which seeks to enjoin, restrain or prohibit Parent or Seller, or to obtain substantial damages from Parent or Seller, in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Parent or Seller, would make it inadvisable to consummate such transactions.

7.4.           Documents.  Purchaser shall have received all of the agreements, documents and items specified in Section 2.8(c).

ARTICLE 8.
TERMINATION

8.1.           Termination.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)           Purchaser, Parent and Seller may terminate this Agreement by mutual written consent;

(b)           Purchaser may terminate this Agreement by giving written notice to Parent and Seller at any time prior to the Closing (i) if the Closing shall not have occurred on or before September 30, 2010 (the “Drop-Dead Date”), by reason of the failure of any condition precedent under Article 6 hereof (provided that Purchaser is not responsible for such failure of the Closing to occur through a breach of any of its representations, warranties, covenants or agreements contained herein), (ii) if Purchaser is not in breach of any of its representations, warranties, covenants or agreements under this Agreement which individually or in the aggregate would constitute a Material Adverse Effect and if there has been a breach by Parent or Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent or Seller shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 6.1 or 6.2 (a “Terminating Seller Breach”), provided, however, that if such Terminating Seller Breach is reasonably curable by Parent or Seller, within 20 days after Parent or Seller has received written notice from Purchaser of such Terminating Seller Breach, through the exercise of reasonable best efforts and for as long as Parent or Seller continues to exercise such reasonable best efforts, Purchaser may not terminate this Agreement under this Section 8.1(b) until the earlier of the expiration of such 20-day period and the Drop-Dead Date; or (iii) if the Parent’s Board of Directors has exercised its rights pursuant to Section 5.8(b) to withdraw or modify its approval or recommendation of the Transactions, or to otherwise approve, recommend or accept a Superior Proposal, all in accordance with Section 5.8(b); or

(c)           Parent or Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) if the Closing shall not have occurred on or before the Drop-Dead Date, by reason of the failure of any condition precedent under Article 7 hereof (provided that neither Parent nor Seller is responsible for such failure of the Closing to occur through a breach of any of its representations, warranties, covenants or agreements contained herein), (ii) if neither Parent nor Seller is in breach of any of their respective representations, warranties, covenants or agreements under this Agreement which individually or in the aggregate would constitute a Material Adverse Effect and if there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 7.1 or 7.2 (a “Terminating Purchaser Breach”); provided, that if such Terminating Purchaser Breach is reasonably curable by Purchaser, within 20 days after Purchaser has received written notice from Parent or Seller of such Terminating Purchaser Breach, through the exercise of reasonable best efforts and for as long as Purchaser continues to exercise such reasonable best efforts, Parent and Seller may not terminate this Agreement under this Section 8.1(c) until the earlier of the expiration of such 20-day period and the Drop-Dead Date or (iii) if the Parent’s Board of Directors has exercised its rights pursuant to Section 5.8(b) to withdraw or modify its approval or recommendation of the Transactions, to otherwise approve, recommend or accept a Superior Proposal or to provide notice to Purchaser of a Superior Proposal, all in accordance with Section 5.8(b).

8.2.           Effect of Termination; Termination Fee.

(a)           If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties hereunder shall terminate, except that the obligations set forth in Section 10.1 shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

(b)           Notwithstanding Section 8.2(a), if Purchaser terminates this Agreement pursuant to Section 8.1(b)(iii) or Seller terminates this Agreement pursuant to Section 8.1(c)(iii), Seller will pay to Purchaser an amount equal to $675,000 (the “Termination Fee”).  Parent, Seller and Purchaser acknowledge and agree that (i) the payment of a Termination Fee pursuant to this Section 8.2(b) shall be as liquidated damages, and not a penalty and will be Purchaser’s sole and exclusive remedy against Parent and Seller, and (ii) such amounts are reasonable in light of the circumstances relating to such a termination.

(c)           If Seller or Parent terminates this Agreement pursuant to Section 8.1(c)(iii), Parent or Seller will pay the Termination Fee simultaneously with the delivery of notice of such termination.  If Purchaser terminates this Agreement pursuant to Section 8.1(b)(iii), Parent or Seller will pay the Termination Fee to Purchaser within three (3) Business Days of the date of such termination.  Upon failure to timely pay any such amount, interest shall accrue on such unpaid amount at a variable rate of interest equal to the prime rate (as reported in the Wall Street Journal “Money Rates” section) plus five percent (5%) per annum.

ARTICLE 9.
INDEMNIFICATION

9.1.           Survival.  All of the representations, warranties, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date.  Notwithstanding the foregoing, the representations and warranties contained herein shall survive and continue for fifteen (15) months from the Closing Date; provided, however, that in all cases, representations and warranties in respect of which an indemnification claim shall be pending as of the end of the applicable period referred to above shall survive with respect to such indemnification claim until the final disposition thereof.  Unless otherwise stated, the agreements and covenants set forth in this Agreement shall survive and continue indefinitely or until all obligations set forth therein shall have been performed and satisfied.

9.2.           Obligation to Indemnify.

(a)           Subject to the terms and conditions of this Article 9, Parent and Seller shall indemnify Purchaser, its Affiliates and each of their respective directors, officers, employees, stockholders and partners (each a “Purchaser Indemnitee” and, collectively the “Purchaser Indemnitees”) in respect of, and save and hold each Purchaser Indemnitee harmless against any Losses such Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

(i)           the breach or inaccuracy of any representation or warranty of Parent or Seller contained in this Agreement or any other Transaction Document;

(ii)          a breach of or failure to duly and timely perform any covenant or agreement of Parent or Seller made pursuant to this Agreement or any other Transaction Document;

(iii)         any Excluded Liability;

(iv)         any claim, demand, action or proceeding brought by any Person against any Purchaser Indemnitee after Closing asserting any Liability arising from Parent’s or Seller’s failure or delay in paying Taxes due prior to Closing or due after Closing (except income Taxes) with respect to any period or portion of a period prior to Closing; or

(v)          any claim by creditors of Parent or Seller arising out of or based upon the failure of Parent or Seller to satisfy its creditors or to comply with Bulk Sales Laws in connection with the transactions contemplated hereby except to the extent that such claim is a liability or obligation expressly assumed by Purchaser as an Assumed Liability;

provided, however, that (1) Parent and Seller shall not be required to indemnify Purchaser Indemnitees in respect of any Losses any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 9.2(a)(i) above unless and until the aggregate of all such Losses exceeds $100,000 (the “Indemnification Threshold”), at which point Seller will be obligated to indemnify the applicable Purchaser Indemnitee(s) for all such Losses, from and including the first Dollar thereof and (2) in no event shall Parent or Seller be obligated to indemnify Purchaser Indemnitees in respect of any Losses any Purchaser Indemnitee suffers, sustains, or becomes subject to, as a result of or by virtue of any of the occurrences referred to in Section 9.2(a)(i) in excess of $4,125,000, in the aggregate (the “Indemnification Cap”).  Notwithstanding any other provision of this Section 9.2(a), the Indemnification Threshold and the Indemnification Cap shall not apply with respect to any Loss any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of the fraud or the willful misconduct on the part of Parent, Seller or their Affiliates.  Solely for the purpose of measuring Losses based upon the breach of any representation or warranty or for satisfying the Indemnification Threshold, to the extent that such representation or warranty is qualified by reference to “materiality” or Material Adverse Effect, such representation or warranty shall be deemed not to contain such qualifier.

(b)           Subject to the terms and conditions of this Article 9, Purchaser shall indemnify Parent, Seller, and their Affiliates and each of their respective directors, officers, employees, stockholders and partners (each a “Seller Indemnitee” and, collectively the “Seller Indemnitees”) in respect of, and save and hold each Seller Indemnitee harmless against any Losses such Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

(i)           the breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement or any other Transaction Document;

(ii)           a breach of or failure to duly and timely perform any covenant or agreement of Purchaser made pursuant to this Agreement or any other Transaction Document; or

(iii)           any Assumed Liability;

provided, however, that (1) Purchaser shall not be required to indemnify Seller Indemnitees in respect of any Losses any Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 9.2(b)(i) above unless and until the aggregate of all such Losses exceeds the Indemnification Threshold, at which point Purchaser will be obligated to indemnify the applicable Seller Indemnitee(s) for all such Losses, from and including the first Dollar thereof and (2) in no event shall Purchaser be obligated to indemnify Seller Indemnitees in respect of any Losses any Seller Indemnitee suffers, sustains, or becomes subject to, as a result of or by virtue of any of the occurrences referred to in Section 9.2(b)(i) in excess of the Indemnification Cap.  Notwithstanding any other provision of this Section 9.2(b), the Indemnification Threshold and the Indemnification Cap shall not apply with respect to any Loss any Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue the fraud or the willful misconduct on the part of Purchaser.  Solely for the purpose of measuring Losses based upon the breach of any representation or warranty or for satisfying the Indemnification Threshold, to the extent that such representation or warranty is qualified by reference to “materiality”, such representation or warranty shall be deemed not to contain such qualifier.

(c)           The right to indemnification or other remedy based on representations, warranties, covenants, and obligations contained herein or in the other agreements or instruments delivered pursuant hereto will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, recognizing, in part, the negotiated and agreed allocation of risk, obligation and liability between the parties.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, for Losses attributable to any breach of such representation, warranty, covenant or obligation, recognizing, in part, the negotiated and agreed allocation of risk, obligation and liability among the parties.

9.3.           Procedures for Indemnification: Third Party Claims.

(a)           Notification of Proceeding.  After receipt by an indemnified party under Section 9.2 of notice of the commencement of any Proceeding against it, such indemnified party, if a claim is to be made against an indemnifying party under such Section, shall promptly notify each indemnifying party thereof in writing; provided, however, that no delay on the part of the indemnified party in notifying any indemnifying party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is prejudiced.

(b)           Right of Indemnifying Party to Defend Against Proceeding.  Any indemnifying party will have the right to defend the indemnified party against the Proceeding with counsel of its choice reasonably satisfactory to the indemnified party so long as (i) the indemnifying party notifies the indemnified party in writing within 15 days after the indemnified party has given notice of the Proceeding that the indemnifying party will indemnify the indemnified party from and against the entirety of any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (ii) the indemnifying party provides the indemnified party with evidence acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against the Proceeding and fulfill its indemnification obligations hereunder, (iii) the claim for indemnification will not exceed the indemnifying party’s limitation of liability set forth in Section 9.1(a) or 9.1(b), as the case may be, (iv) the Proceeding involves only money damages and does not seek an injunction or other equitable relief, (v) settlement of, or an adverse judgment with respect to, the Proceeding is not, in the good faith judgment of the indemnified party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the indemnified party or otherwise adversely affect its or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification, (vi) if the indemnifying party is also a party to such Proceeding, the indemnified party has determined in good faith that joint representation would not be inappropriate or result in different, conflicting, or adverse legal positions or interests, and (vii) the indemnifying party conducts the defense of the Proceeding actively and diligently.

(c)           Participation in Defense; Consent to Entry of Judgment.  So long as the indemnifying party is conducting the defense of the Proceeding in accordance with Section 9.3(b) above, (i) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Proceeding, (ii) the indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the Proceeding without the prior written consent of the indemnifying party (not to be withheld unreasonably), and (iii) the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Proceeding without the prior written consent of the indemnified party (not to be withheld unreasonably).

(d)           Assumption of Defense; Reimbursement for Costs; Responsibility for Losses.  In the event any of the conditions in Section 9.3(b) above is not satisfied or becomes unsatisfied, (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Proceeding in any manner it may deem appropriate (and the indemnified party need not consult with, or obtain any consent from, any indemnifying party in connection therewith), (ii) the indemnifying parties will reimburse the indemnified party promptly and periodically for the costs of defending against the Proceeding (including reasonable attorneys' fees and expenses), and (iii) the indemnifying parties will remain responsible for any Losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Proceeding to the fullest extent provided in this Article 9.

(e)           Consent to Jurisdiction; Process.  Parent and Seller hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Parent or Seller with respect to such a claim anywhere in the world.

9.4.           Procedures for Indemnification:  Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the Party from whom indemnification is sought.

ARTICLE 10.
GENERAL PROVISIONS

10.1.         Fees and Expenses.  Except as specifically provided in this Agreement, Purchaser, Parent and Seller each shall pay its respective fees and expenses incidental to the preparation, negotiation and consummation of this Agreement and the transactions contemplated hereby.

10.2.         Bulk Sales Laws.  The parties hereto waive compliance with the requirements of the Bulk Sales Laws in connection with the consummation of the transactions contemplated hereby.

10.3.         Notices.  All notices, request, demands and other communications hereunder shall be in writing and shall be delivered (a) in person or by courier or nationally recognized overnight courier service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile transmission, as follows:

(a)           If to Parent or Seller:

GlobalOptions Group, Inc.
75 Rockefeller Plaza
New York, NY 10019
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Robert H. Friedman, Esq.
Telephone: (212) 451-2300
Facsimile: (212) 451-2222

(b)           If to Purchaser:

GlobalOptions Services, Inc.
c/o Private Equity Partners LLC
8 Wood Hill Road
Weston, CT 06883
Attention: Geoffrey Gorman
Telephone: (203) 984-5103
Facsimile: (203) 227-8693

and

GlobalOptions Services, Inc.
c/o Balmoral Advisors LLC
11150 Santa Monica Blvd., Suite 825
Los Angeles, CA 90025
Attention: Jonathan Victor
Telephone: (310) 473-4892
Facsimile: (310) 479-1740

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
1675 Broadway
New York, NY  10019
Attention: Thomas M. Vitale
Telephone: (212) 506-2510
Facsimile: (212) 849-5510

Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice.  If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date of deemed receipt; if delivered by nationally recognized overnight courier service, the Business Day after the date such notice, request, instruction or document is delivered shall be the date of deemed receipt; if delivered by facsimile transmission there shall be no deemed receipt unless a confirming copy is sent by another permissible means, and the date of deemed receipt shall occur in accordance with such other permissible means; and if delivered by mail as aforesaid, three Business Days after the date on which such notice, request, instruction or document is delivered shall be the date of deemed receipt.

10.4.         Further Assurances.  Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

10.5.         Assignment; Binding Effect.  This Agreement shall not be assignable by any of the parties hereto without the written consent of the other parties; provided, however, that Purchaser may designate one or more wholly owned direct or indirect subsidiaries to be the transferees of any Purchased Assets transferred hereunder and to be the beneficiary of Parent’s and Seller’s representations, warranties and covenants hereunder with respect to such Purchased Assets.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

10.6.         No Third Party Beneficiaries.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and in the case of Article 9 hereof, the Purchaser Indemnitees and Seller Indemnitees, and they shall not be construed as conferring any rights on any other Persons.

10.7.         Headings.  All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.8.         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

10.9.         Integration of Agreement; Amendments and Waivers.  This Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof and may be amended or modified only by a written instrument executed by Purchaser, Parent and Seller.  The waiver by one party of any breach of this Agreement by the other party shall not be considered to be a waiver of any succeeding breach (whether of a similar or a dissimilar nature) of any such provision or other provision or a waiver of any such provision itself.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either Party hereto.

10.10.       Schedules.  The Schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

10.11.       Governing Law.  This Agreement shall be construed under the laws of the State of New York, United States of America.  The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this letter.  Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to it at the address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court.  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Each of the parties agrees that a final, non-appealable judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment.

10.12.       Partial Invalidity.  Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

10.13.       Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.14.       Guaranty of North Atlantic Value LLP and Balmoral Advisors LLC.

(a)           In the event that at any time between the Execution Date and the Closing Date, Purchaser shall be required, pursuant to Article IX, to indemnify any Seller Indemnitee for any damages; and Purchaser fails to satisfy such indemnification obligation, the Investors jointly and severally agree to duly and punctually pay any such obligation of Purchaser; provided, however, that in no event shall any Seller Indemnitee, individually, or Seller Indemnitees, collectively, be entitled to indemnification under Article IX in respect of a claim in connection with Section 2.9 in an amount (individually or in the aggregate) that exceeds Two Hundred Fifty Thousand U.S. Dollars ($250,000).  For the avoidance of doubt, the maximum amount to be paid by the Investors pursuant to this Section 10.14(a) shall not exceed Two Hundred Fifty Thousand U.S. Dollars ($250,000) less any amounts paid by the Purchaser under Article IX.

(b)           Subject to the satisfaction or waiver by Purchaser of the conditions set forth in Article VI (to the extent Purchaser is entitled to the benefit thereof), the Investors unconditionally guarantee to Parent and Seller that, in the event that Purchaser fails to satisfy its payment obligations under Section 2.4 and, to the extent applicable, Section 2.5, the Investors will duly and punctually pay such obligations of Purchaser.

[Signature page follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.

SELLER:

GLOBALOPTIONS, INC.

By:	/s/ Harvey W. Schiller, Ph.D.
	Name:	Harvey W. Schiller, Ph.D.
	Title:	Chief Executive Officer

PARENT:

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller, Ph.D.
	Name:	Harvey W. Schiller, Ph.D.
	Title:	Chief Executive Officer

[PARENT AND SELLER SIGNATURE PAGE]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.

PURCHASER:

GLOBALOPTIONS SERVICES, INC.

By:	/s/ Jonathan A. Victor
	Name:	Jonathan A. Victor
	Title:	President

For purposes of Section 10:14 only:

BALMORAL ADVISORS LLC

By:	/s/ Jonathan A. Victor
	Name:	Jonathan A. Victor
	Title:	Managing Director

NORTH ATLANTIC VALUE LLP

By:	/s/ Christopher Mills
	Name:	Christopher Mills
	Title:	Chief Investment Officer

[PURCHASER AND INVESTORS SIGNATURE PAGE]